                                                      Registration No. 333-31066




                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                AMENDMENT NO. 2

                                       to


                                   Form SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                    AMERICA'S SENIOR FINANCIAL SERVICES, INC.
                 (Name of Small Business Issuer in its charter)

        FLORIDA                          6162                     65-0181535
------------------------        -------------------------      ----------------
(State of Incorporation)        (Primary Standard              (I.R.S. Employer
                                Industrial Classification       I.D. Number)
                                Number

   9501 NE 2nd Ave., Miami Shores, Florida 33138 (Suite 3 - Bennett Building)
   --------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)


   9501 NE 2nd Ave., Miami Shores, Florida 33138 (Suite 3 - Bennett Building)
   --------------------------------------------------------------------------
                    (Address of principal place of business)


                             Nelson Locke, President
                    America's Senior Financial Services, Inc.
                                9501 NE 2nd Ave.
                          Miami Shores, Florida 33138
                          (Suite 3 - Bennett Building)
                              (305) 751-3232 x 266
     -----------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:

                        Akerman, Senterfitt & Eidson, PA
                           One Southeast Third Avenue
                         Suntrust International Center
                                   28th Floor
                              Miami, FL 33131-1704

                                 (305) 374-5600
                               Fax:(305) 374-5095

Approximate date of proposed commencement of sale to the public: From time to time after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                                           Proposed
                                    Amount of        Proposed              Maximum
                                    Shares           Maximum               Aggregate               Amount of
Title of Each Class of              To be            Offering Price        Offering              Registration
Securities to be Registered         Registered       Per Unit(1)           Price                     Fee
---------------------------         ----------       -----------           -------------         ------------
Common Stock                        1,226,590          $1.00                $1,226,590             $323.82

================================================================================















(1)      Calculated in accordance with Rule 457(c).



         The Company hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Acts of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8 (a), may determine.

                    AMERICA'S SENIOR FINANCIAL SERVICES, INC.



                                   PROSPECTUS
                                OCTOBER 3, 2000



1,226,590 shares of common stock

Our common stock is traded on the over-the-counter market and is quoted on the OTC Electronic Bulletin Board under the symbol AMSE.

The shares for this offering are being sold by the selling security holders named under Plan of Distribution Selling Security Holders.

INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               PROSPECTUS SUMMARY



THE OFFERING

Common stock offered by selling security holders             1,226,590 shares

Shares of common stock to be outstanding assuming
all shares to which this prospectus relates are sold         9,732,691 shares

OUR COMPANY

America's Senior Financial Services, Inc. ("AMSE", or "America's Senior"), along with its wholly-owned subsidiaries, Dow Guarantee Corp. ("Dow"), and Jupiter Mortgage Corporation ("Jupiter"), is a licensed mortgage lender active in originating, processing and obtaining funding for forward and reverse mortgage loans secured by single family residences which are funded by financial institutions or independent investors. AMSE and its subsidiaries are collectively known as the "Company".

We receive income from two sources in connection with our mortgage lending activities: we charge certain non-refundable mortgage application fees to potential borrowers and upon closing a loan, receive additional fees payable by the borrower or investor which fees are based upon a percentage of the loan and/or the interest rates charged.

Our executive offices are located at: 9501 NE 2nd Ave., Miami Shores, Florida 33138 and our telephone number is: 305-751-3232. We are a Florida corporation which was incorporated in 1990.

RISK FACTORS

         The matters described below address some of the factors that make an investment in our common stock risky.

WE HAVE HAD A HISTORY OF OPERATING LOSSES AND THIS MAY CONTINUE TO BE THE CASE

         We have incurred losses in each of the last three years. We cannot assure that we can achieve profitability in the short and/or long terms, if at all. We may be required to raise additional capital in the future to sustain our operations. We can give no assurance that we will be successful in procuring such capital on terms we deem to be favorable. If we are unable to procure such capital, we may be required to curtail our level of activities.

IF WE LOSE OUR KEY PERSONNEL, OUR BUSINESS AND PROSPECTS MAY BE ADVERSELY AFFECTED.

         We only have a few key officers and directors. If any of them should leave our company, this could have an adverse effect on our business and prospects.

AVAILABILITY OF MORTGAGES AT REASONABLE RATES.

         The success of our mortgage origination business is dependent upon the availability of mortgage funding at reasonable rates. Although there has been no limitation on the availability of mortgage funding in the last few years, there can be no assurance that mortgages at attractive rates will continue to be available.

COMPETITION.

         There are many sources of mortgages available to potential borrowers today. These sources include consumer finance companies, mortgage banking companies, savings banks, commercial banks, credit unions, thrift institutions, credit card issuers and insurance companies. Many of these alternative sources are substantially larger and have considerably greater financial, technical and marketing resources than we do. Additionally, many financial services organizations against whom we compete for business have formed national loan origination networks or have purchased home equity lenders. We compete for mortgage loan business in several ways, including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan, loan origination fees and interest rates. If any of these competitors significantly expand their activities in our market, our business could be materially adversely affected. Changes in interest rates and general economic conditions may also affect our business and our competitors. During periods of rising interest rates, competitors who have locked into lower rates with potential borrowers may have a competitive advantage.

GROWTH BY ACQUISITIONS

         We have made three major acquisitions since mid-1998 and until recently, were in the process of making additional acquisitions. In July 1998, we acquired Dow Guarantee Corp., a south Florida mortgage lender since 1985. In January 1999, we acquired Capital Funding of South Florida, Inc., a central and north Florida mortgage lender since 1994. In August 1999, we acquired Jupiter Mortgage Corporation, a central Florida mortgage lender since 1984. Additional acquisitions may result in the issuance of more common stock and the incurrence of additional debt. Acquisitions may also require additional management and financial controls and could place a strain on our current resources. Our ability to successfully integrate both completed and potential acquisitions into our core business and to achieve synergies with the acquired entity will be significant in terms of our growth, future prospects and results of operations. We can give no assurance to our ability to successfully integrate any such acquisitions. At this date acquisition activity has been halted.

ADDITIONAL SHARES COULD DEPRESS OUR STOCK PRICE

         As of June 26, 2000, we have issued a total 1,146,129 warrants and options which can be exercised for our common stock at various exercise prices. Many shares of common stock underlying these warrants and options have been granted the right to have such shares registered for resale under the Securities Act. In addition, we have entered into letters of intent and/or written agreements for the acquisition of entities which provide for the payment of a portion of the total acquisition consideration in shares of our common stock. This includes the right in some circumstances to have additional shares of common stock paid over the next five years based upon the financial performance and results of such acquired entities. All of these actual and potential share issuances may have a negative effect on the share price of our common stock in the future.

CONVERSION OF OUR DEBENTURES AND EXERCISE OF WARRANTS WILL RESULT IN ISSUANCE OF MORE SHARES OF COMMON STOCK

         We issued $2,500,000 of convertible debentures in May 1999. Each debenture is convertible into common stock. The number of shares of common stock that may be issued upon conversion of the convertible debentures depends upon the market price of our common stock at the time of the conversion. As of June 30, 2000, $1,363,995 of this debt has already converted into 524,483 shares for principal and interest. Based upon the recent price of common stock of $0.50 per share, if the debentures were converted into common stock, we would issue 2,704,774 shares of common stock. See "Recent Sale of Convertible Debentures." We may sell up to $7,500,000 of additional convertible debentures. We also issued warrants to purchase 34,483 shares of our common stock at $8.70 per share, to the purchaser of the debentures and warrants to purchase 246,129 shares of our common stock at $8.70 per share to other placement agents and consultants, we will issue more warrants in the event of the sale of additional debentures. See additional comments on page 8 captioned "Liquidity and Capital Resources".

WE ARE SUBJECT TO EXTENSIVE REGULATION

         Our operations are subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. Our consumer lending activities are subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), the Federal Equal Credit Opportunity Act, as amended, and Regulation B, the Fair Credit Reporting Act of 1970, as amended, the Federal Real Estate Settlement Procedures Act and Regulation X, the Home Mortgage Disclosure Act, the Federal Debt Collection Practices Act and the National Housing Act of 1934, as well as other federal and state statutes and regulations affecting our activities.

           We are also subject to the rules and regulations of, and examinations by, state regulatory authorities with respect to originating and processing loans. These rules and regulations, among other things, impose licensing obligations on us, establish eligibility criteria for mortgage loans, prohibit discrimination, govern inspections and appraisals of properties and credit reports on loan applicants, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement action.

USE OF PROCEEDS

         All the shares of the common stock being sold in connection with this registration statement are being sold by selling shareholders. Therefore we will receive no proceeds from the sale of these shares.

MARKET FOR THE SHARES

         Our Common Stock has been trading on the over-the-counter market since February 20, 1998. The following sets forth the range of high and low bid quotations for the periods indicated as reported by National Quotation Bureau, Inc. Such quotations reflect prices between dealers, without retail mark-up, markdown or commission and may not represent actual transactions.


                                                                       High bid                  Low bid
                                                                       --------                  -------
February 20, 1998 through March 31, 1998                               $ 5.75                    $5.75
April 1, 1998 through June 30, 1998                                      6.625                    5.75
July 1, 1998 through September 30, 1998                                  7.375                    5.50
October 1, 1998 through December 31, 1998                                7.50                     6.375
January 1, 1999 through March 31, 1999                                   5.75                     7.00

                                                   High Bid           Low Bid

April 1, 1999 through June 30, 1999                 7.625              6.6875
July 1, 1999 through Sept. 30, 1999                 6.96875            5.00
Oct. 1, 1999 through Dec. 31, 1999                  8.50               2.25
Jan. 1, 2000 through March 31, 2000                 4.75               0.625
April 1, 2000 through June 30, 2000                 0.938              0.0938
July 1, 2000 through July 31, 2000                  1.3125             0.2812

         As of July 31, 2000 there were approximately 900 holders of record of our common stock.

DIVIDEND POLICY

         We have not previously paid any dividends to our shareholders and we do not anticipate that any dividends will be paid in the foreseeable future. The Board of Directors intends to follow a policy of using retained earnings, if any, to finance the growth of the company. The declaration and payment of dividends in the future will be determined by the Board of Directors in light of conditions then existing, including the company's earnings, financial condition, capital requirements and other factors.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the financial statements and notes thereto that appear elsewhere herein.

         This Form SB-2 contains forward looking statements including, without limitation, statements relating to the Company's plans, expectations, intentions, and adequate resources, and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The words "believes" "intends" "expects" "plans" "anticipates" "estimates" or "potential" and similar expressions identify forward looking statements. The Company does not undertake to update, revise, or correct any of the forward looking information. Actual results may differ materially from those expressed in any forward looking statement made by or on behalf of the Company. Some important factors that could cause the Company's actual results or expectations to differ materially from those discussed in the forward looking statements include, but are not limited to loss of the Company's significant customers, changes in consumer demand for the Company's core products, interest rates in general, actions of regulatory or consumer protection agencies that have an effect on the Company's ability to market its products, Federal and State legislation, capital expenditures, economic conditions in general and inability to retain qualified employees.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998:

RESULTS OF OPERATIONS

         Revenues for the Year Ended December 31, 1999 increased 163% to $4,723,697 from $1,797,632 for the Year Ended December 31, 1998. This growth in revenues was primarily attributable to the contributions of the Capital Funding of South Florida, Inc. and Jupiter Mortgage Corporation subsidiaries totaling $2,297,617 in 1999, whose results were not part of AMSE's 1998 results. The Year Ended December 31, 1998 includes five months of Dow's operations as this subsidiary was acquired July 31, 1998.

         Total Expenses for the Year Ended December 31, 1999 compared to the Year Ended December 31, 1998 increased 449% to $11,966,506 from $2,179,888. This increase in expenses was partially attributable to the inclusion of the costs associated with the Capital Funding and Jupiter subsidiaries totaling $3,696,576 in 1999, which were not a part of AMSE during 1998, and Dow which was a part of AMSE for a portion of the year ended December 31, 1998.

         These expenses also include impairment write-down's of $3,259,311 against the goodwill of Dow Guarantee Corp. and Jupiter. The Jupiter impairment was specific to the former Capital Funding operations. Capital Funding had negative operations prior to their merger into Jupiter. The Dow impairment was taken due to Dow having negative operations in the last five months of 1998 and during the second quarter of 1999. During the second quarter of 1999 Dow lost some key sales personnel, these individuals had historically been responsible for approximately 10% of Dow's revenues. These personnel have been replaced.

         The Company has also recognized approximately $1,491,628 of Debenture Financing Costs. These Debentures are immediately convertible into Common Stock and therefor the expenses are recognized immediately and not amortized over the life of the debenture. These expenses include approximately $280,000 of fees paid out of the debenture financing and the issuance of 185,500 shares of the Company's Common Stock issued to consultants and placement agents. The Common Stock issued is valued with a 10% discount due to the restrictions imposed on the transferability of the shares.

         Total Other Expenses for the Year Ended December 31, 1999 compared to the Year Ended December 31, 1998 increased to $519,031 from $17,010. This increase in expenses was primarily due to the beneficial conversion feature of the convertible debentures of $441,176.

THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999

RESULTS OF OPERATIONS

         Revenues for the three-month period ending March 31, 2000 increased to $1,498,793 from $959,932 for the three-month period ending March 31, 1999. This growth in revenues was primarily attributable to the contributions of the Jupiter Mortgage Corporation ("Jupiter") subsidiary, whose results were not part of AMSE's 1999 results. See the Pro-forma financial statements including Jupiter, presented on page F-5 herein for the three months ended March 31, 1999.

         Total Expenses for the three-month period ended March 31, 2000 compared to the three-month period ended March 31, 1999 increased to $1,863,079 from $1,123,889. This increase in expenses was partially attributable to the inclusion of the Jupiter subsidiary, which was not a part of AMSE during the first quarter of 1999, and Capital Funding which was a part of AMSE for only two of the three months ended March 31, 1999.

         Total Other Expenses for the three-month period ended March 31, 2000 compared to the three-month period ended March 31, 1999 decreased to $12,708 from $13,647, this decrease is due primarily to an increase in interest income.

THREE MONTHS ENDED JUNE 30, 2000

RESULTS OF OPERATIONS

Revenues for the three-month period ending June 30, 2000 increased by 88% to $1,904,411, up from $1,010,756 for the three-month period ending June 30, 1999. This growth in revenues is primarily attributable to the contribution of the Jupiter Mortgage Corporation ("Jupiter") subsidiary, which was acquired by the Company in August 1999 and whose results were not a part of the Company's 2nd quarter 1999 results. Revenues for the six-month period ending June 30, 2000 increased by 73% to $3,403,203, up from $1,970,688 for the six-month period ending June 30, 1999. Jupiter Mortgage Corporation was the primary factor for this increase. Revenues for Jupiter Mortgage Corporation for the six-month's ended June 30, 2000 increased by 64% to $2,397,844 up from $1,463,230 for the six-month period ending June 30, 1999. See the Pro-forma financial statements including Jupiter, presented on page 7 herein for the six months ended June 30, 1999.

Total Expenses for the three-month period ended June 30, 2000 compared to the three-month period ended June 30, 1999 increased to $2,634,911 from $1,298,199. This increase in expenses is partially attributable to the inclusion of the Jupiter subsidiary, which was not a part of the Company during the second quarter of 1999. In addition the Company, pursuant to terms of those certain acquisition agreements with Senior Income Reverse Mortgage Corporation and Pinnacle Financial Corporation, wrote down the acquisition costs and deposits related thereto, as these acquisitions were not consummated and the agreements terminated pursuant to their terms. These costs were approximately $591,000. Total Expenses for the six-month period ended June 30, 2000 compared to the six-month period ended June 30, 1999 increased to $4,497,990 from $2,431,103. Jupiter Mortgage Corporation was the primary factor for this increase, as it was not a part of the Company's 1999 results.

During the second quarter of 2000, the Company closed selected offices and eliminated certain positions. With respect to these closures the Company negotiated several lease settlements and disposed of assets related to these shuttered locations.

Total Other Expenses for the three-month period ended June 30, 2000, compared to the three-month period ended June 30, 1999 increased to $25,677 from $5,659. This increase is due to an increase in interest expense. Total Other Expenses for the six-month period ended June 30, 2000 compared to the six-month period ended June 30, 1999 increased to $38,385 from $19,306.

ACQUISITION CANDIDATES - UPDATE ON STATUS

         PINNACLE FINANCIAL CORPORATION

         On February 3, 2000, America's Senior Financial Services, Inc., a Florida corporation (the "Registrant"), entered into a Merger Agreement with Pinnacle Financial Corporation, a Florida corporation ("Pinnacle"). The closing of the Merger transaction was subject to several conditions to closing of both the Registrant and Pinnacle, including but not limited to the obtaining of adequate financing by the Registrant with respect to the cash consideration to be paid in the transaction. At June 30, 2000, the Merger Agreement has expired and the Company does not expect to close this acquisition. A charge has been taken against 2nd Quarter Results to expense the costs of this expired transaction.

         SENIOR INCOME REVERSE MORTGAGE CORPORATION

         On October 8, 1999, the Registrant entered into a Stock Purchase Agreement with Senior Income Reverse Mortgage Corporation ("Senior Income"), whereby the Registrant agreed to purchase all of the outstanding stock of Senior Income.

         The closing of the stock purchase transaction was subject to several closing conditions of both the Registrant and the shareholders, including but not limited to the obtaining of adequate financing by the Registrant with respect to the cash consideration to be paid in the transaction. At June 30, 2000, the Stock Purchase Agreement has expired and the Company does not expect to close this acquisition. Should market conditions improve, the Company intends to initiate new discussions with Senior Income, but no assurances can be given that the Company will be successful. Therefor, a charge has been taken against 2nd Quarter Results to expense the costs of this expired transaction.

LIQUIDITY AND CAPITAL RESOURCES

         We sold $2,500,000 principal amount of 3% convertible debentures in May 1999 which are due on May 6, 2002. The debentures are convertible into our common stock at the option of the debenture holder. If converted, the debentures will be converted into common stock at a price of the lower of (a) $8.70 per share or (b) 85% of the average closing bid price for the common stock for 5 trading days selected by the debenture holder from the twenty trading days ending immediately before the conversion of the debenture. However, the Company may not issue more than 9.9% of its outstanding common stock to this debenture holder. We also issued warrants to purchase 34,483 shares of our common stock at $8.70 per share to the purchaser of the debentures and will issue more warrants in the event of the sale of additional debentures. The material risk associated with this type of debenture is that with our stock price having been at a historic low it has a significant dilutive effect.

         The debenture holder has converted $1,363,995 of the principal of the debenture into 524,483 shares of the Company's common stock. Interest expense associated with the conversion was approximately $20,000 and was paid by the issuance of shares of common stock.

         In October 1999, the Company accrued a $45,000 penalty due to the debenture holder. Such penalty was the result of the Company not filing an active registration statement within 120 days of the debenture issue date per the terms of the Securities Purchase Agreement dated May 6, 1999. This amount was a current liability at December 31, 1999, and it was paid in January 2000 by the issuance of 21,019 shares of common stock.

         The Company may seek to obtain additional equity and/or debt financing in the future on terms deemed favorable by the Company. No assurances can be given as to the Company's ability to procure any such debt and/or equity financing in the future.

         As a result of the sale of the convertible debentures in May 1999, the Company had sufficient working capital to meet its capital needs for the past eleven months and had up to $7,500,000 available from such investor for the purchase of additional convertible debentures. Due to the restrictions on additional draw downs and their dependency on a stock price of $5.75 or higher we are currently unable to access these funds. We are also pursuing other financing arrangements. The Company has declined to convert any additional shares for the debenture holder, pending a resolution of certain issues that exist between the Company and the holder.

         We currently manage the payment of our current liabilities and obligations on a monthly basis as cash becomes available. Based on the current success in raising capital from investors, the costs of operations may increase as these funds are invested to enhance operations.

         The Company, if its business plan is successfully implemented, expects to achieve profitability from operations in the third quarter of 2000 by accelerating revenue growth in excess of its expense growth. The operating and administrative infrastructure to manage the growth of the Company is currently in place. Management plans to increase marketing of its mortgage products in the workplace. The marketing efforts of the Company are dependent upon its ability to fund such efforts; however, there can be no assurance that the Company will reach profitability without accessing additional capital resources. Management intends to generate the necessary capital to operate for the next twelve months by selling our common and preferred shares to qualified investors in private placements. Unless we are successful in our efforts to sell our stock to fund the growth of the Company, we believe that we may not be able to continue operations for the next twelve months. There are no assurances that we will be able to raise the required capital through the sale of our debt or equity securities or that we will have access to other sources of capital on terms that are acceptable to us.


         During recent months, the company has initiated several financing transactions which if consummated would enhance the company's working capital and might cause the company to have the resources necessary to complete certain additional growth objectives. At the time of this filing, none of the financings have been completed. In the event that the company closes on a financing transaction a press release or 8K will be completed disclosing the general terms of the transaction.

INDUSTRY OBSTACLES:

         The Reverse Mortgage Industry is fragmented, dominated by small regional firms, and generally lacks nationwide leadership. We saw this as an opportunity to aggregate production, and used this weakness as the core of our growth strategy. In 1998, we were involved in the formation of the National Reverse Mortgage Lenders Association (NRMLA). NRMLA was created to help this Industry become mainstream, and we are a driving member of NRMLA.

         Management of AMSE believes that the Company's results have started to reflect its business model which is built on a mix of revenue weighted toward a higher forward mortgage contribution. However, our overhead allocation is weighted toward the development of our Reverse Mortgage ("RM") business. In 1999 we continued to increase our forward mortgage business in an attempt to subsidize the cost of growing our RM business.

         In 1999, we continued to spend considerable resources to further develop a program whereby mortgage brokers, financial planners, and other advisors to the senior demographic could participate in the growth of the Reverse Mortgage Industry.

FUTURE PLANS FOR GROWTH AND PROFITABILITY:

         The Company has developed a specific strategy for the future. The strategy addresses several key needs.

1. At this writing, the Company plans to grow through internal development of its captive (and growing) loan origination staff. Our training focus is on the Reverse Mortgage segment of our business. In 1998, by following this strategy, the Miami Lakes office increased its Reverse Mortgage origination pipeline by almost 500%. Along the way, valuable lessons were learned about the training involved with regular mortgage sales people. In 1999, these internal techniques were used to train our subsidiaries to produce RMs.

2. In 1998 and 1999, the key growth engine was acquisition activity. In July 1998 the Company acquired Dow Guarantee Mortgage, adding approximately $84,000,000 in loan production. In January of 1999, the Company acquired Capital Funding of South Florida, adding another $62,500,000 in loan production. In August of 1999, the Company acquired Jupiter Mortgage Corporation, adding approximately $125,000,000 in loan production. On September 30, 1999 we merged Capital with and into Jupiter in an effort to consolidate and or eliminate duplicative back office functions.

3. We are continuing to develop our "participant network" of mortgage brokers, financial planners, and other persons dedicated to working with the senior demographic. The Company has initiated several discussions with both public and private companies in an effort to accelerate the development of the network.

BUSINESS

         We are a licensed mortgage lender active in originating, processing and obtaining funding for forward and reverse mortgage loans secured by single family residences which are funded by financial institutions or independent investors. We receive income from two sources in connection with our mortgage lending activities: we charge certain non-refundable mortgage application fees to potential borrowers and upon closing a loan, receive an additional fees payable by the borrower or investor which fees are based upon a percentage of the loan and/or the interest rates charged.

         We are a Florida corporation which was incorporated on February 26, 1990 under the name Phoenix Management Associates, Inc. We changed our name to America's Senior Financial Services, Inc. on December 11, 1997. We do business under the trade names America's Senior Financial Services, Dow Guarantee and Jupiter Mortgage Corporation.

         HOW REVERSE MORTGAGES WORK

         A reverse mortgage (RM) is a type of home equity loan that allows homeowners to convert some of the equity in their homes into cash without an obligation on their part for monthly repayment. RMs works much like forward mortgages, only in reverse. Rather than making a payment to the lender each month, the lender pays the borrower. Unlike conventional home equity loans, RMs do not require any repayment of principal, interest, or servicing fees for as long as the borrower lives in their home. Funds obtained from an RM may be used for any purpose, including meeting housing expenses such as taxes, insurance, fuel, and maintenance costs, as well as any personal expenses such as health care expenses. The loan does not come due until the borrower dies, sells, or moves out of the home permanently.

         REQUIREMENTS AND RESPONSIBILITIES OF THE REVERSE MORTGAGE BORROWER

         The RM funds may be paid to the borrower in a lump sum, in monthly advances, through a line-of-credit, or in a combination of the three, depending on the type of RM and the lender. The amount the homeowner is eligible to borrow is based on age, the equity in the home, and the interest rate the lender is charging. The calculation is done utilizing special software developed by the secondary market investors.

         Because the borrower retains title to the home with an RM, the borrower also remains responsible for taxes, repairs, and maintenance. Depending on the plan selected, the RM becomes due with interest either when the borrower permanently moves, sells the home or dies. The lender does not take title to the home when the borrower dies, but the heirs must pay off the loan. The debt is usually repaid by refinancing the loan into a forward mortgage (if the heirs are eligible) or by using the proceeds from the sale of the home.

         The Company has established ongoing correspondent relationships with selected mortgage funding organizations such as Federal National Mortgage Association (Fannie Mae), Federal Housing Administration and several non-governmental lenders which have established reverse mortgage funding programs. These organizations buy reverse mortgages which meet their individual and agency or government underwriting requirements. The Company receives a fee upon funding which is generally 2% of the appraised value of the subject property.

         LOAN OFFICE NETWORK. The Company originates mortgage loans through its network of 8 retail loan offices. As of June 26, 2000 the following are the locations of the loan origination offices maintained by America's Senior, Dow, and Jupiter.

         America's Senior:
         -----------------
         Addresses:     9501 NE 2nd Ave., Suite 3; Miami Shores, FL 33138
                        911 East 86th Street, Suite #30, Indianapolis IN 46240

         DOW:
         ----
         Addresses:     9501 NE 2nd Ave; Miami Shores FL 33138

         Jupiter:
         --------
         Addresses:     1868 S.E. Port St. Lucie Blvd.; Port St. Lucie, FL 34952
                        11398 Okeechobee Blvd., Royal Palm Beach, FL 33411
                        1000 South Federal Highway; Stuart, FL 34994
                        1070 E. Indiantown Road, Suite 410; Jupiter, FL 33477
                        1100 W. Littleton Boulevard, Suite 350,
                          Littleton, CO 80120

         The Company's loan officers at its 8 retail loan offices assist the applicant in explaining the various mortgage loan programs available, completing the loan application, arranging for appraisals, credit reports, pre-underwriting, quality control, fraud prevention, state and federal compliance issues, and various other tasks in connection with the proper preparation of a loan package. The loan package is then forwarded to the Company's funding sources for compliance review and loan approval. If the loan package is approved, the loan can be closed and funded and the Company receives its fees, which are based upon a percentage on the amount of the loan and/or interest rates.

         Generally, the Company acts only to originate mortgage loans which are funded by third party financing sources. While the Company has credit arrangements to fund loans with its own funds, these are used in a very limited manner, and loans funded with these facilities are generally not held longer than 90 days. Accordingly, the risks of collection, delinquencies and foreclosures are very limited.

         MARKETING AND ADVERTISING

         As an independent mortgage originator, the Company seeks to identify persons who are seeking mortgage loan funding. Currently, the Company advertises in local and regional newspapers, yellow page telephone directories, internet websites, direct mail and cable television. The Company markets through national Trade Association participation, senior oriented direct mail, participation in senior events, free video tapes given to potential clients, state level trade shows, and HUD/Fannie Mae focus group activities.

         For the fiscal year ended December 31, 1999 and 1998, the Company expended approximately $393,000 and $155,000, respectively for sales and marketing activities. In 1999 the Company expanded its marketing activities to consistently include nationwide advertising of its Reverse Mortgage effort. For the year to date 2000, marketing and advertising expenses have been significantly reduced as the Company increases its efficiency and continues to develop its business in its core states of Florida and Indiana.

         FUNDING SOURCES

         The Company has established ongoing correspondent relationships with selected mortgage funding organizations that have seller-servicer status with major secondary market entities such as Federal National Mortgage Association (Fannie Mae), the FHLMC (Freddie Mac), the Federal Housing Administration (FHA), the Veteran's Administration (VA), and certain conforming and non-conforming non-governmental wholesale lenders.

         The Company generally functions as a concurrent lender ('table funding'), and has pre-sold its whole loans on a flow basis, prior to the closing of the loan. This means that at the actual closing (or upon the expiration of any applicable loan rescission period, such as would apply in the case of a refinance) the funding organization wires the necessary monies directly to the third party closing the loan. The funds generally do not flow in to any of the Company's accounts. The Company then receives from the closer, the fees due the Company.

         The funding organizations have no contractual obligation to fund any mortgage loans originated by the Company. Each loan is considered for funding based upon the underwriting standards established by the individual funding organization, in compliance with the government (FHA, VA) or quasi-governmental agency (FNMA, FHLMC) which will ultimately acquire the loan as part of a mortgage backed security (MBS).

         The funding organizations are all major wholesale funding sources, and the Company represents that it only sells loans to those organizations which are properly licensed to conduct business in the states that the Company operates in, and that the funding organizations are generally HUD, VA, FNMA, or FHLMC approved conduits.

         EXPANSION STRATEGY

         In July 1998, January 1999 and August 1999, the Company acquired Dow, Capital Funding and Jupiter respectively. See "Future Plans For Growth And Profitability". The Company is seeking to acquire additional mortgage originators and may also consider the acquisition of ancillary organizations such as title companies, health care providers, and other financial service organizations focused on the senior citizen market. During May of 1999 the Company raised $2.5M for operating and acquisition capital and has an additional $7.5M available if certain criteria, which are not currently met can be met per the convertible debentures previously discussed.

         COMPETITION

         The Company faces intense competition in the business of originating mortgage loans. The Company's competitors in the industry include consumer finance companies, mortgage banking companies, savings banks, commercial banks, credit unions, thrift institutions, credit card issuers and insurance companies. Many of these competitors are substantially larger and have considerably greater financial, technical and marketing resources than the Company. In addition, many financial services organizations that are much larger than the Company have formed national loan origination networks or purchased home equity lenders. Competition among industry participants can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan, loan origination fees and interest rates. To the extent any of these competitors significantly expand their activities in the Company's market, the business of the Company could be materially adversely affected. Fluctuations in interest rates and general economic conditions may also affect the Company and its competition. During periods of rising rates, competitors that have locked in lower rates to potential borrowers may have a competitive advantage.

         The Company believes its competitive strengths include emphasizing customer education to attract borrowers for reverse mortgages, and its ongoing high level of customer service which causes it to retain a very high percentage of its clients.

         REGULATION

         The Company's operations are subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. The Company's consumer lending activities are subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), the Federal Equal Credit Opportunity Act, as amended, and Regulation B, the Fair Credit Reporting Act of 1970, as amended, the Federal Real Estate Settlement Procedures Act and Regulation X, the Home Mortgage Disclosure Act, the Federal Debt Collection Practices

Act and the National Housing Act of 1934, as well as other federal and state statutes and regulations affecting the Company's activities.

         The Company is also subject to the rules and regulations of, and examinations by, state regulatory authorities with respect to originating and processing loans. These rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for mortgage loans, prohibit discrimination, govern inspections and appraisals of properties and credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement action.

         EMPLOYEES

         As of June 26, 2000, the Company employs approximately 120 persons. The Company has satisfactory relations with its employees.

         FACILITIES

         All of the operations of the Company are conducted from premises leased from independent landlords.

         The following table sets forth information concerning these facilities:

         America's Senior Financial Services

         Location Tenant                    Approx. Size               Lease Expiration          Monthly Rent
         ---------------                    ------------               ----------------          ------------
         9501 NE 2nd Ave., Suite 3
         Miami Shores, FL 33138                 750 sf                     Month to Month            $  900

         911 East 86th Street, #30              500 sf                     May  2001                 $  500
         Indianapolis, IN 46240


         Dow Guarantee Mortgage

         Location Tenant                    Approx. Size               Lease Expiration          Monthly Rent
         ---------------                    ------------               ----------------          ------------
         9501 NE 2nd Ave.
         Miami Shores, FL 33138               5,500 sf                     Dec. 2001                $6,000


JUPITER MORTGAGE CORPORATION

         Location Tenant                    Approx. Size                Monthly Rent
         ---------------                    ------------                ------------
         1868 S.E. Port St. Lucie Blvd.        1,800 sf                   $2,488.27
         Port St. Lucie, FL 34952

         11398 Okeechobee Blvd.                1,500 sf                   $1,995.18
         Royal Palm Beach, FL 33411

         1000 S. Federal Highway                 500 sf                   $1,000.00
         Stuart, FL 34994

         1070 E. Indiantown Road, Suite 410    3,733 sf                   $7,124.04
         Jupiter, FL 33477

         1100 W. Littleton Boulevard,            480                      $  500.00
         Suite 350
         Littleton, CO 80120





         Leases may provide for rent escalations tied to increases in operating expenses or fluctuations in the consumer price index.

MANAGEMENT

         The directors and executive officers of the Company are:

               Name                                  Age                        Position
               ----                                  ---                        --------
         Nelson A. Locke                             49                Chairman of the Board,
                                                                       President and Treasurer.

         Cheryl D. Locke                             43                Executive Vice President-
                                                                       Personnel, Director.

         Michael Buono                               36                Director-CEO of Jupiter

         Thomas G. Sherman, Esq.                     49                Outside Director.
                                                                       Compensation and Audit Committee.

         Michael J. Shelley                          38                Outside Director.

         Charles M. Kluck                            55                Director-President of Dow.

         Nelson A. Locke and Cheryl D. Locke are married.

         Nelson A. Locke founded the Company in 1990 and has served as its President and Director since that time. He is the architect of the Company's business model. He is the past President of the Florida Association of Mortgage Brokers - Miami Chapter and has earned the NAMB's certified residential mortgage lender designation. In 1997 he was named FAMB's 'Broker of the Year', and in 1998 was awarded the prestigious FAMB 'President's Award' for his public relations efforts on behalf of the Florida Mortgage Brokerage Industry. In 1999, he was elected by his 2,500 FAMB peers to serve on the association's Executive Committee. He is a founder and director of the National Reverse Mortgage Lenders Association. Mr. Locke is a Marine Corps. veteran (non commissioned officer) and holds a B.A. from California State University.

         Cheryl D. Locke is the Company's Executive Vice President. She is a member of the Board of Directors, and is directly responsible for the human resources function, supervising the Company's personnel department and reviewing AMSE's compliance with state and federal employment issues. She joined the Company in 1990 on a part time basis, as a loan officer. By 1994, she had risen to senior loan officer. From 1995 to 1998, she directly supervised all loan production and closing. In January 1998, she was appointed EVP and elected to the Company's Board of Directors.

         Michael Buono was elected to the Board of Directors to fill an existing vacancy. He is currently the Chief Executive Officer of Jupiter Mortgage Corporation, which was acquired by the Company on August 31, 1999. He serves on the Company's audit committee as well.

         Thomas J. Sherman has been an attorney in private practice in Coral Gables, Florida since 1980. He is also President and owner of Union Title Services, Inc., a full service title insurance agency. Mr. Sherman is a graduate of the University of Miami School of Law. Since 1990, Mr. Sherman has served as the Company's general counsel. He became a director in January 1998.

         Michael J. Shelley has been President and CEO of MJS Financial, Inc. since 1993. From 1991 to 1993 he was senior sales representative for Siemens Automotive. Mr. Shelley is a graduate of the University of Illinois with a B.A. in Economics and also has a Master of Science degree from the University of Illinois in Finance. He became a director in January 1998.

         Charles M. Kluck has been the President of Dow Guarantee Corp. since its founding in 1985. Dow was acquired by the Company on July 31, 1998. He continues to serve in that capacity. He became an director in July 1998. In May 2000, he was appointed to the Company's compensation committee.

         BOARD COMMITTEES

         The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee, consisting of Thomas J. Sherman and Michael Buono, reviews the adequacy of internal controls and results and scope of the audit and other services provided by the Company's independent auditors. The Compensation Committee, consisting of Thomas Sherman and Charles Kluck, establishes and recommends salaries, incentives and other forms of compensation for officers and other key employees.

EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE

         The following table sets forth the total compensation paid to the Company's chief executive officer for the last three completed fiscal years. No executive officer of the Company received compensation of $100,000 or more during any such year.

                                                                                                 Other Annual
         Principal Position                 Year              Salary            Bonus            Compensation
         ------------------                 ----              ------            -----            ------------
         Nelson A. Locke                    1999              $62,750              -0-                $    0
         President                          1998              $70,000              -0-                 5,000
                                            1997              $50,000              -0-                    -0-


         DIRECTOR COMPENSATION     No fees are paid for director services.


         EXECUTIVE EMPLOYMENT AGREEMENTS

         In July 1998 the Company entered into a five (5) year employment agreement with Nelson A. Locke. Mr. Locke is employed as President and Chairman at an annual salary of $70,000 and such additional compensation as he determines. The agreement provides certain health, life and disability insurance, and autos to Mr. Locke. The Agreement provides for the establishment of an "Executive Performance Bonus Pool" described below. The agreement provides that in any calendar year when the Company's stock price increases by at least 20%, that he shall be eligible for stock options equal to 5% of his total common stock holdings at the end of the calendar year which may be exercised at $1.00 per share and may be paid for by interest-free promissory note. Mr. Locke waived these options for 1998 as this event would have been harmful to future business and investor prospects.

         In October 1999 the Board of Directors approved a change in Mr. Locke's annual base salary to $200,000. His health, life, option plan, disability insurance and auto allowances remain the same. However, Mr. Locke voluntarily deferred the increase of the base salary until further notice, in the interest of protecting the company's cash flows.

         In January 1998 the Company entered into a five (5) year employment agreement with Cheryl D. Locke. Mrs. Locke is employed as Executive Vice President, Secretary and Director at an annual salary of $50,000. The agreement provides certain health, life and disability insurance, an auto to Mrs. Locke, special performance bonus of up to $25,000 to be paid at the discretion of the President. She is entitled to commission on loan originations for which she was submitting loan officer. The agreement provides that in any calendar year when the Company's loan origination's increase by at least 20%, that she shall be eligible for stock options equal to 5% of her total common stock holdings at the end of the calendar year which may be exercised at $1.00 per share and may be paid for by interest-free promissory note. Mrs. Locke waived these options for 1998 as this event would have been harmful to future business and investor prospects.

         In July 1998 the Company's subsidiary, Dow Guarantee Corp., entered into an employment agreement with Charles M. Kluck for a term of five years, under which Mr. Kluck will be paid an annual salary of $110,000.

         In July 1998 the Company's subsidiary, Dow Guarantee Corp., entered into an employment agreement with Linda C. Kluck for a term of five years, under which Ms. Kluck will be paid an annual salary of $70,000.

         In August of 1999 the Company's subsidiary, Jupiter Mortgage Corp., entered into an employment agreement with Michael J. Buono for a term of 5 years, under which Mr. Buono will be paid an annual salary of $150,000.

         In August of 1999 the Company's subsidiary, Jupiter Mortgage Corp., entered into an employment agreement with Deanne J. Anderson for a term of 1 year, under which Ms. Anderson will be paid an annual salary of $120,000.

EXECUTIVE PERFORMANCE BONUS POOL

The Company's employment agreement with its President, Nelson A. Locke, provides that ten percent (10%) of the Company's pre-tax net income for 1998 through 2002 in excess of the pre-tax net income for December 31, 1997 shall be contributed to an annual bonus pool for the benefit of the President and other key employees of the Company. The allocation of any bonus among the President and other key employees is made by the Compensation Committee.

No bonus was allocated for 1999 and/or 1998.

STOCK OPTION PLANS.

INCENTIVE STOCK OPTION PLAN

         The Company's Board of Directors and Shareholders have adopted two stock option plans. Pursuant to the Incentive Stock Option Plan (the "ISO Plan"), options to acquire a maximum of 2,000,000 shares, but not more than eight percent (8%) of the total authorized shares of the Company, may be granted to directors, officers, employees, consultants and other independent contractors and persons who performed services relating to the Company, including wholly or partially owned subsidiaries.

         The Plan is administered by the Compensation Committee consisting of two non-employee directors or in the absence of such a committee, the Board of Directors.

         Pursuant to the ISO Plan, the Company may grant Incentive Stock Options as defined in ss. 422(b) of the Internal Revenue Code of 1986 and non-qualified stock options not intended to qualify under such section. The price at which the Company's common stock may be purchased upon exercise of Incentive Stock Options granted under the Plan will be required to be at least equal to the fair market value of the common stock on the date of grant. Non-qualified stock options may be at any price designated by the Committee on the date of grant. Options granted under the Plan may have maximum terms of not more than ten (10) years and are not transferable except by will or the laws of descent and distribution. No Incentive Stock Options under the Plan may be granted to an individual owning more than ten percent (10%) of the total combined voting power of all classes of stock issued by the Company unless the purchase price of the common stock under such option is at least one hundred ten percent (110%) of the Fair Market Value of the shares issuable on exercise of the option at the date of grant and such option is not exercisable more than five (5) years from the date of grant.

         Generally, options granted under the Plan terminate upon the grantee's employment or affiliation with the Company, but the Committee may authorize an expiration date of up to ninety (90) days following such termination. If termination was due to death or disability, the options expire one (1) year after such termination or the termination date set forth in the option, whichever is earlier. If termination is due to retirement the option expires ninety (90) days after termination or the termination date set forth in the option, whichever is earlier.

         If the Change of Control takes place, the Board may vote to immediately terminate all outstanding options or may vote to accelerate the expiration of options to the tenth day after the effective date of the Change of Control. If the Board votes to immediately terminate the options, it shall make a cash payment to the grantees equal to the difference between the exercise price and the Fair Market Value of the shares that would have been subject to the terminated option on the date of the Change of Control. A Change of Control of the Company is generally deemed to occur when any person becomes the beneficial owner of or acquires voting control with respect forty percent (40%) or more of the total voting shares of the Company, the Company is merged into any other company, or substantially all of its assets are acquired by another company, or three or more directors nominated by the Board to serve as a director, each having agreed to serve in such capacity, failed to be elected in a contested election of directors.

         Incentive Stock Options granted under the Plan are subject to the restriction of the aggregate Fair Market Value as of the date of grant of options which first become exercisable in any calendar year cannot exceed $100,000.

         The Plan provides for appropriate adjustments in the number and type of shares covered by the Plan and options granted thereunder in the event of any reorganization, merger, recapitalization or certain other transactions involving the Company.

         Until the closing of an underwritten public offering by the Company, pursuant to a registration statement filed and declared effective under the Securities Act of 1933 covering offer and sale of the Company's common stock for the account of the Company, the Company has the right of first refusal to acquire any shares which were acquired pursuant to the exercise of options under the Plan at the Fair Market Value on the date of the shareholder's notice to the Company and the Company shall have the right to repurchase any option shares following holder's termination of service or affiliation with the Company for any reason at the original exercise price of the option.

NON-QUALIFIED STOCK OPTION PLAN.

         Pursuant to the Non-Qualified Stock Option Plan (the "Non-ISO Plan"), options to acquire a maximum of two percent (2%) of the total authorized shares of the Company may be granted to any person who performed services for the Company and its subsidiaries.

         Non-qualified stock options may be at any price designated by the Committee on the date of grant. Options granted under the Plan may have maximum terms of not more than ten (10) years and are not transferable except by will or the laws of descent in distribution.

         Generally, options granted under the Plan terminate thirty (30) days after termination of the grantee's employment or affiliation with the Company. If termination was due to death or disability, the options expire one (1) year after such termination or the termination date set forth in the option, whichever is earlier.

         Any conditions or restrictions on exercise lapse on a Change of Control unless otherwise set forth in the Option Agreement.

         The Plan is administered by a Stock Option Committee consisting of two or more non-employee directors or in the absence of such a committee, the Board of Directors.

         The Plan provides for appropriate adjustments in the number and type of shares covered by the Plan and options granted thereunder in the event of any reorganization, merger, recapitalization or certain other transactions involving the Company.

         Until the closing of an underwritten public offering by the Company, pursuant to a registration, filed and declared effective under the Securities Act of 1933 covering offer and sale of the Company's common stock for the account of the Company, the Company has the right of first refusal to acquire any shares which were acquired pursuant to the exercise of options under the Plan. At the Fair Market Value on the date of the shareholder's notice to the Company and the Company shall have the right to repurchase any option shares following holder's termination of service or affiliation with the Company for any reason at the original exercise price of the option.

NON-PLAN STOCK INCENTIVES.

         In 1998, the Company issued 74,400 shares of its Common Stock to employees as incentive compensation. These shares vest at three years. There is no prorated vesting schedule. During 1999 we issued an additional 128,300 shares to employees as incentive compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         A shareholder, Louis Weltman of Vistra Growth Partners, Inc. provided investment banking services to the Company. In 1998 such shareholder was paid fees consisting of cash of $60,000 and 66,667 shares of the Company's common stock for services in connection with the Company's acquisition of Dow. In 1999 he was paid approximately $417,000 in cash and issued 186,600 shares of common stock and a warrant to purchase 228,888 shares of common stock in connection with the sale of our 3% Convertible Debentures and the two acquisitions executed during 1999. The warrant was forfeited as part of the termination agreement entered into with the Company.

         A shareholder, Brickell Equity Group received fees for services during 1999 consisting of 5,200 shares of the Company's common stock valued at $17,550 for investment services.

         The Company's president, Nelson Locke owed the Company $20,700 (including accrued interest) under a note bearing 5% interest. Also, Mr. Locke bought a vehicle from the Company for $5,000, which was approximately the net book value at the time of the sale. Mr. Locke has since repaid the note.

         Two shareholders of the Company (the former owners of Capital Funding) each owe the Company $50,000 under promissory notes dated December 31, 1997. These notes bear interest at 6% per annum and the interest is payable annually on December 31st. These notes are due on January 1, 2004. The interest due at December 31, 1998 and 1999 has not been paid. The total of principal and interest is $112,000 at December 31, 1999 and $106,000 at December 31, 1998. The fair value of these notes is not subject to reasonable estimation due to their related party nature.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of June 16, 2000, the beneficial ownership of the Company's 9,110,208 outstanding shares of Common Stock by (1) the only persons who own of record or are known to own, beneficially, more than 5% of the Company's Common Stock; (2) each director and executive officer of the Company; and (3) all directors and officers as a group.

                                                     Number of
     Name                                             Shares               Percent (1)
     ----                                            ---------             -----------
     Nelson A. Locke(2)                              2,650,000                28%

     Cheryl D. Locke(2)                              2,650,000                28%

     Charles M. Kluck(3)                               550,000                 6%

     Michael Buono                                     200,618                 2%

     Dee Anderson                                      187,304                 2%

     Thomas G. Sherman, Esq.                           107,500                 1%

     Michael J. Shelley                                117,500                 1%

     All officers and directors as a group           3,812,922                41%
     (7 persons)



----------

(1)  Based upon 9,617,305 shares outstanding as of July 31, 2000.

(2)  Nelson A. Locke and Cheryl D. Locke own such shares as joint tenants.

(3)  Includes 200,000 owned by his sister, Linda Kluck.

DESCRIPTION OF SECURITIES

         Common Stock

         The Company is authorized to issue 25,000,000 shares of Common Stock, $.001 par value. The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable.

         PREFERRED STOCK

         The Company is authorized to issue 10,000,000 shares of Preferred Stock with rights, preferences and limitations to be determined by the Board of Directors. As of the date hereof, no shares of Preferred Stock have been issued.

INDEMNIFICATION

         The Florida Business Corporation Act provides that a person who is successful on the merits or otherwise in defense of an action because of service as an officer or director or a corporation, such person is entitled to indemnification of expenses actually and reasonably incurred in such defense. F.S. 607.0850(3).

         Such Act also provides that the corporation may indemnify an officer or director, advance expenses, if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful. F.S. 607.0850(1)(2).

         A court may order indemnification of an officer or director if it determines that such person is fairly and reasonably entitled to such indemnification in view of all the relevant circumstances. F.S. 607.0850(9).

INDEMNIFICATION AGAINST PUBLIC POLICY

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or person controlling the company, the company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PLAN OF DISTRIBUTION/SELLING SECURITY HOLDERS

Plan of distribution

         The shares offered hereby may be sold from time to time directly by the selling security holders. Alternatively, these selling security holders may from time to time offer the shares through underwriters, dealers or agents. The distribution of the shares by the selling security holders may be effected in one or more transactions that may take place on the over-the-counter market, including:

o        ordinary broker's transactions,
o        privately-negotiated transactions or
o through sales to one or more broker-dealers for resale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         Customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with such sales of shares. The shares offered by the selling security holders may be sold by one or more of the following methods, without limitations:

o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
o ordinary brokerage transactions and transactions in which the broker solicits purchasers, and
o face-to-face transactions between sellers and purchasers without a broker-dealer.

         In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders and intermediaries through whom such shares are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933 with respect to the shares offered, and any profits realized or commissions received may be deemed underwriting compensation.

         At the time a particular offer of shares is made by or on behalf of a selling security holder, to the extent required, a prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares purchased from the selling security holder and any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public.

         The following security holder may offer shares of common stock issuable upon conversion of debentures and exercise of warrants.

         Except as indicated below, none of the selling security holders having any affiliation with the Company other than as security holders:



                                          Number of Shares                 Number of Shares
                                      Beneficially Owned Prior         Being Offered for Selling
Selling Shareholder                      to the Offering(1)              Shareholders' Account
-------------------                   ------------------------         -------------------------

Richard H. Walker                            28,339                                28,339 (2)

Robert Sullivan, III                         19,390                                19,390 (2)

Eric Horton                                  14,915                                14,915 (2)

Stuart T. Smith                              11,933                                11,933 (2)

Travis Christ                                 4,548                                 4,548 (2)

Telluride Holdings, L.C.(3)                  75,000                                75,000 (3)

Brickell Equity Group, Inc.                 377,700                               300,000 (5)

Gary Barcus, Esq.(6)                        120,000                               120,000

Wall Street Financial(7)                    387,097                               387,097

Palmun Associates                           150,000                               265,368
                                          ---------                             ---------
                                                                                1,226,590

--------------------

(1) As used herein, beneficial ownership means the sole power to vote, or direct the voting of, a security, or the sole or shared power to dispose, or direct the disposition of, a security. Except as otherwise indicated, each selling shareholder has beneficial ownership with respect to his/her shares of common stock.

(2) These shares were issued pursuant to an Agreement, dated January 6, 2000, between the Company and The Charterbridge Financial Group, Inc., by which the Company issued shares of common stock with registration rights in return for certain financial advisory and investor relations services. These shares were issued to employees and shareholders of The Charterbridge Financial Group, Inc.


(3) These shares were issued pursuant to a Financial Advisory Agreement, dated February 2, 2000 by and between the Company and Capitalink, L.C., by which the Company issued shares of common stock to Telluride Holdings, L.C., (a wholly owned subsidiary of Capitalink, L.C.) with registration rights in return for certain financial advisory services.


(5) These shares were issued pursuant to a Consulting Agreement, dated as of January 1, 2000, by and between the Company and Brickell Equity Group, Inc., by which the Company issued shares of common stock with registration rights in return for certain financial advisory services.

(6) These shares were issued pursuant to a contract to provide legal services, dated 6/27/00, between the Company and Attorney Barcus, whereby the Company issued the shares subject to R144 and is providing them to counsel as certain projects are completed.

(7) These shares were issued pursuant to a marketing contract dated 7/10/00 between the Company and Wall Street Financial, whereby the shares, issued subject to R144, will be paid to Wall Street on a monthly basis upon proof of execution of direct marketing letter.

(8) These shares were issued pursuant to a private subscription to raise working capital, dated as of 8/2/00, between the Company and Palmun Associates, Inc., wherein the Company agreed to register all Palmun's shares on this registration statement.

REGULATION M

         We have informed the selling security holders that Regulation M promulgated under the Securities Exchange Act may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of our common stock or any right to purchase our common stock for a period of one business day before and after completion of its participation in the distribution.

         During any distribution period, Regulation M prohibits the selling security holders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of our common stock. No person may effect any stabilizing transaction to facilitate any offering at the market.

         The selling security holders may be entitled, under agreements entered in to with us, to indemnification against liabilities under the Securities Act, the Securities Exchange Act and otherwise.

LEGAL MATTERS

         The validity of the shares offered hereby is being passed upon for the Company by Akerman, Senterfitt & Eidson, PA, Miami, Florida.

EXPERTS

         The consolidated financial statements of America's Senior Financial Services, Inc. and subsidiaries as of and for the years ended December 31, 1999 and 1998, the financial statements of Dow Guarantee Corp. as of and for the years ended December 31, 1998 and 1997, and the financial statements of Capital Funding of South Florida, Inc. as of and for the year ended December 31, 1998, which are included in this prospectus and incorporated by reference in the Registration Statement, have been audited by Ahearn, Jasco + Company, P.A., independent auditors, as stated in their reports appearing herein and incorporated by reference in the Registration Statement, and are included and incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Jupiter Mortgage Corporation as of and for the years ended December 31, 1998 and 1997,which are included in this prospectus and incorporated by reference in the Registration Statement, have been audited by Wisneski, Blakiston & Leslie, P.A., independent auditors, as stated in their reports appearing herein and incorporated by reference in the Registration Statement, and are included and incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities being offered. This prospectus, filed as a part of the registration statement, does not contain certain information contained in or annexed as exhibits to the registration statements. Reference is made to exhibits to the registration statement for the complete text. For further information with respect to the Company and the securities hereby offered, reference is made to the registration statement and to the exhibits filed as part of it, which may be inspected and copied at the public reference facilities of the commission in Washington D.C., and at the Commission's regional offices at

     o 500 West Madison Street, Chicago, IL 60604;
     o 7 World Trade Center, New York, NY 10048;
     o and 5757 Wilshire Boulevard, Los Angeles, CA 90034;
     o and copies of such material can be obtained from the Public Reference Section of the Commission, 450 5th Street, N.W., Washington, D.C. 20549, at prescribed rates and are available on the World Wide Web at: http://www.sec.gov.


Index to Financial Statements

America's Senior Financial Services, Inc.
1999 and 1998 Audited Financial Statements ................................     F-2

2000 2nd Quarter 10-Q .....................................................     F-21

Dow Guarantee Corporation
1998 and 1997 Audited Financial Statements ................................     F-28

Capital Funding of South Florida
1998 Audited Financial Statements .........................................     F-39

Jupiter Mortgage Corporation
1998 and 1997 Audited Financial Statements ................................     F-49

Pro forma Financial Information
Statements of Operations at December 31, 1999 .............................      P-1
Balance Sheets at December 31, 1998 .......................................      P-2
Statements of Operations at December 31, 1998 .............................      P 3


                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of America's Senior Financial Services, Inc.

We have audited the accompanying consolidated balance sheets of America's Senior Financial Services, Inc. and subsidiaries (collectively, the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of America's Senior Financial Services, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's accumulated deficit and its loss from operations raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                              /s/ Ahearn, Jasco + Company, P.A.
                                              ---------------------------------
                                              AHEARN, JASCO + COMPANY, P.A.
                                              Certified Public Accountants
Pompano Beach, Florida
March 31, 2000

           AMERICA'S SENIOR FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998


                                                                            1999               1998
                                                                        ------------       ------------
                                     ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                            $    402,373       $    195,728
   Brokerage fees receivable                                                 214,604             49,853
   Employee advances                                                         175,714             70,528
   Mortgage loans held for sale                                            2,389,162                 --
   Due from shareholder                                                       20,734             22,618
   Prepaid expenses                                                           56,851             46,699
   Other current assets                                                       72,302                 --
                                                                        ------------       ------------
          TOTAL CURRENT ASSETS                                             3,331,740            385,426
                                                                        ------------       ------------

PROPERTY AND EQUIPMENT, net                                                  442,897            254,783
                                                                        ------------       ------------

OTHER ASSETS
   Goodwill, net                                                           5,096,841          3,348,215
   Due from related parties                                                  112,000                 --
   Notes receivable                                                          250,000            250,000
   Other assets                                                              561,536             69,940
                                                                        ------------       ------------
          TOTAL OTHER ASSETS                                               6,020,377          3,668,155
                                                                        ------------       ------------


          TOTAL                                                         $  9,795,014       $  4,308,364
                                                                        ============       ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current portion of long-term debt and capital lease obligations      $     24,934       $      5,798
   Lines of credit                                                           366,298                 --
   Warehouse lines of credit                                               2,639,192                 --
   Accounts payable                                                          394,752            173,904
   Accrued liabilities                                                       418,634             49,054
   Other current liabilities                                                  29,291                 --
                                                                        ------------       ------------
          TOTAL CURRENT LIABILITIES                                        3,873,101            228,756
                                                                        ------------       ------------

CAPITAL LEASE OBLIGATIONS, less current portion                               56,834                 --
                                                                        ------------       ------------

LONG-TERM DEBT, convertible debentures                                     1,750,000                 --
                                                                        ------------       ------------

LONG-TERM DEBT, less current portion                                              --             13,287
                                                                        ------------       ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Preferred stock, $0.001 par value; 10,000,000 shares
   authorized, zero shares issued and outstanding                                 --                 --
   Common stock, $0.001 par value; 25,000,000 shares
   authorized, shares issued and outstanding, 7,690,262
   in 1999 and 5,898,867 in 1998                                               7,690              5,899
   Additional paid-in capital                                             12,498,553          4,584,932
   Retained earnings (deficit)                                            (8,219,283)          (457,443)
   Unearned compensation - restricted stock                                 (171,881)           (67,067)
                                                                        ------------       ------------
          TOTAL STOCKHOLDERS' EQUITY                                       4,115,079          4,066,321
                                                                        ------------       ------------
          TOTAL                                                         $  9,795,014       $  4,308,364
                                                                        ============       ============




                See notes to consolidated financial statements.

           AMERICA'S SENIOR FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998



                                                        1999               1998
                                                   ------------       ------------
REVENUES                                           $  4,723,697       $  1,797,632
                                                   ============       ============

EXPENSES:
   Payroll and related expenses                       4,024,889          1,335,488
   Administrative, processing, and occupancy          2,996,515            773,161
   Debenture financing costs                          1,491,628                 --
   Goodwill amortization                                194,163             71,239
   Impairment charges                                 3,259,311                 --
                                                   ------------       ------------

          TOTAL EXPENSES                             11,966,506          2,179,888
                                                   ------------       ------------

          LOSS FROM OPERATIONS                       (7,242,809)          (382,256)
                                                   ------------       ------------

OTHER
   Acquisition costs                                         --             14,969
   Interest income                                      (34,873)                --
   Interest expense                                     553,904              2,041
                                                   ------------       ------------

          TOTAL OTHER, NET                              519,031             17,010
                                                   ------------       ------------

          LOSS BEFORE INCOME TAXES                   (7,761,840)          (399,266)
                                                   ------------       ------------

PROVISION FOR INCOME TAXES                                   --                 --

          NET LOSS                                 $ (7,761,840)      $   (399,266)
                                                   ============       ============


LOSS PER SHARE:
   Basic                                           $     (1.123)      $     (0.082)
                                                   ============       ============
   Diluted                                         $     (1.123)      $     (0.082)
                                                   ============       ============
   Weighted average common shares outstanding         6,909,245          4,849,247
                                                   ============       ============




                See notes to consolidated financial statements.

           AMERICA'S SENIOR FINANCIAL SERVICES, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998



                                                            COMMON         COMMON      ADDITIONAL
                                                            STOCK,        STOCK, AT      PAID-IN       RESTRICTED
                                                         # OF SHARES      PAR VALUE      CAPITAL         STOCK
                                                        --------------  -------------  -----------   -------------


STOCKHOLDERS' EQUITY, December 31, 1997                       4,367,000   $     4,367   $   169,647   $        --

Stock issued pursuant to the Dow acquisition                    616,667           617     3,436,883            --

Restricted stock issued to employees                             74,400            74        74,326       (74,400)

Recognition of restricted stock earned                               --            --            --         7,333

Issuances of common stock for cash, net of expenses             840,800           841       904,076            --

Net loss for the year ended December 31, 1998                        --            --            --            --
                                                            -----------   -----------   -----------   -----------

STOCKHOLDERS' EQUITY, January 1, 1999                         5,898,867   $     5,899   $ 4,584,932   $   (67,067)

Stock issued pursuant to the Capital Funding acquisition        221,664           222     1,551,426            --

Stock issued pursuant to the Jupiter acquisition                360,750           361     2,499,639            --

Stock issued for debenture financing costs                      185,500           186     1,211,442            --

Beneficial conversion feature of convertible debentures              --            --       441,176            --

Restricted stock issued to employees, net of stock earned       151,300           151       151,149      (104,814)

Issuances of common stock for cash, net of expenses             698,721           699     1,194,968            --

Stock issued pursuant to debenture conversions                  152,260           152       751,184            --

Common stock issued for services                                 21,200            20        57,530            --

Other capital contributions                                          --            --        55,107            --

Net loss for the year ended December 31, 1999                        --            --            --            --
                                                            -----------   -----------   -----------   -----------

STOCKHOLDERS' EQUITY, December 31, 1999                       7,690,262   $     7,690   $12,498,553   $  (171,881)
                                                            ===========   ===========   ===========   ===========







                                                                               TOTAL
                                                                           STOCKHOLDERS'
                                                             DEFICIT          EQUITY
                                                          -------------  -----------------


STOCKHOLDERS' EQUITY, December 31, 1997                    $   (58,177)   $   115,837

Stock issued pursuant to the Dow acquisition                        --      3,437,500

Restricted stock issued to employees                                --             --

Recognition of restricted stock earned                              --          7,333

Issuances of common stock for cash, net of expenses                 --        904,917

Net loss for the year ended December 31, 1998                 (399,266)      (399,266)
                                                           -----------    -----------

STOCKHOLDERS' EQUITY, December 31, 1998                    $  (457,443)   $ 4,066,321

Stock issued pursuant to the Capital Funding acquisition            --      1,551,648

Stock issued pursuant to the Jupiter acquisition                    --      2,500,000

Stock issued for debenture financing costs                          --      1,211,628

Beneficial conversion feature of convertible debentures             --        441,176

Restricted stock issued to employees, net of stock earned           --         46,486

Issuances of common stock for cash, net of expenses                 --      1,195,667

Stock issued pursuant to debenture conversions                      --        751,336

Common stock issued for services                                    --         57,550

Other capital contributions                                         --         55,107

Net loss for the year ended December 31, 1999               (7,761,840)    (7,761,840)
                                                           -----------    -----------

STOCKHOLDERS' EQUITY, December 31, 1999                    $(8,219,283)   $ 4,115,079
                                                           ===========    ===========


                See notes to consolidated financial statements.

           AMERICA'S SENIOR FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                    1999             1998
                                                                    ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                       $(7,761,840)   $  (399,266)
   Adjustments to reconcile net loss to net cash
    used in operating activities:
      Depreciation and amortization                                   304,385        106,195
      Impairment charges                                            3,259,311
      Loss on abandoned assets                                         66,514
      Other                                                            41,822          7,333
      Common stock issued for services                                 17,550
      Common stock issued for debenture financing costs             1,211,628
      Beneficial conversion feature of convertible debentures         441,176
      Changes in certain assets and liabilities, net of amounts
       from acquisitions:
         Brokerage fee receivable                                    (104,223)         6,429
         Employee advances                                            (96,470)        28,544
         Prepaid expenses                                             (10,152)       (46,464)
         Other current assets and liabilities, net                    (27,127)        14,046
         Accounts payable                                             126,039             --
         Accrued liabilities                                          205,501             --
                                                                   ----------     ----------
          NET CASH USED IN OPERATING ACTIVITIES                    (2,325,886)      (283,183)
                                                                   ----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                                (114,417)      (205,302)
   Acquisition expenditures, net of cash acquired                    (782,970)      (294,395)
   Increase in mortgage loans                                      (2,389,162)            --
   Changes in other assets                                           (477,889)        21,304
                                                                   ----------     ----------
          NET CASH USED IN INVESTING ACTIVITIES                    (3,764,438)      (478,393)
                                                                   ----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of common stock, net                      1,195,667        904,917
   Proceeds from issuance of convertible debentures                 2,231,220             --
   Other capital contributions                                         55,107             --
   Net borrowings under lines of credit                             2,844,188             --
   Payments on capital lease obligations                              (31,097)            --
   Change in due from shareholder                                       1,884        (22,618)
   Change in long-term debt                                                          (11,371)
                                                                   ----------     ----------
          NET CASH PROVIDED BY FINANCING ACTIVITIES                 6,296,969        870,928
                                                                   ----------     ----------
          NET INCREASE IN CASH AND CASH EQUIVALENTS                   206,645        109,352

CASH AND CASH EQUIVALENTS, Beginning of year                          195,728         86,376
                                                                   ----------     ----------
CASH AND CASH EQUIVALENTS, End of year                            $   402,373    $   195,728
                                                                   ==========     ==========




                See notes to consolidated financial statements.

           AMERICA'S SENIOR FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998




          (continued)

                                                                   1999              1998
                                                                -----------      --------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Interest paid in cash during the period                        $79,887           $18,135
                                                               ==========       ===========
   Income taxes paid in cash during the period                    $ 2,940           $    --
                                                               ==========       ===========




SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

         On July 31, 1998, the Company recorded net tangible assets of $189,157 and goodwill of $3,419,454 in connection with the Dow acquisition (see Note 8). During 1998, the Company issued restricted stock to employees valued at $74,400.

         On January 29, 1999, the Company recorded net tangible assets of approximately $93,500 and goodwill of $1,922,000 in connection with the Capital Funding acquisition (see Note 8). In connection with the acquisition of Capital Funding, the Company issued 16,000 shares of common stock to a shareholder that provided investment services (see Note 7 and 8).

         On August 18, 1999, the Company recorded net tangible liabilities of approximately $129,410 and goodwill of $3,280,710 in connection with the Jupiter acquisition (see Note 8).

         On September 30, 1999, the Company transferred its ownership interest in Capital Funding to Jupiter and Jupiter became the sole surviving entity. Since no change in ownership of the entities occurred, the transfer was recorded at historical cost in a manner similar to pooling of interests (see Note 8).

         During October 1999, the holder of the convertible debenture bond converted $750,000 of the principal and accrued interest into 152,260 shares of common stock (see Note 5).

         During 1999, the Company issued restricted stock to employees valued at $151,300.



                See notes to consolidated financial statements.

           AMERICA'S SENIOR FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
================================================================================



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

         America's Senior Financial Services, Inc. ("AMSE") was incorporated on February 26, 1990. On July 31, 1998, AMSE acquired Dow Guarantee Corp. ("Dow"), on January 29, 1999, AMSE acquired Capital Funding of South Florida, Inc ("Capital Funding") and on August 18, 1999, AMSE acquired Jupiter Mortgage Corp. ("Jupiter"). On September 30, 1999, Capital Funding and Jupiter were merged and Jupiter was the surviving corporation. AMSE and its subsidiaries are collectively referred to as "the Company". All significant intercompany balances and transactions are eliminated in consolidation.

         The Company is engaged in originating, processing, and concurrently funding mortgage loans. In addition to providing traditional (or forward) mortgage loan services, the Company also arranges reverse mortgages specifically developed to serve the special needs of the senior citizen community, and has generated a substantial portion of the reverse mortgages originated in Florida. The Company sells its closed loans to investors for resale into the secondary market.

GOING CONCERN

         The Company's consolidated financial statements have been prepared on a going concern basis that contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has incurred losses of $7,761,840 and $399,266 in 1999 and 1998, respectively, and has an accumulated deficit of $8,219,283 at December 31, 1999. In management's opinion, the operating deficit (which is largely confined to AMSE corporate activities) is largely the result of the monies the Company has expended in the execution of its aggressive acquisition strategy.

         In 1999, the Company completed two acquisitions causing gross loan originations to increase from under $150 million dollars to almost $300 million dollars. In the process the Company grew from three physical locations to twelve. In addition, the Company invested the capital necessary to complete due diligence and prepare the appropriate documents to complete three more strategic acquisitions that will again increase the Company's proforma gross loan origination to a level approaching $1.5 billion dollars. Management is presently waiting for final commitments on the funding necessary to close the three additional acquisitions. Should such a closing occur, management believes that the Company should operate profitably and the Company's balance sheet would be favorably affected.

         Historically, the Company has been funding its deficit primarily through investor capital and has yet to generate profits from its primary operating activities. Management recognizes that the Company must generate additional resources and attain profitable operations to enable it to continue in business. Management's growth plan estimated that given certain events the Company could achieve critical mass in the year 2000. Since January 2000, management has taken certain steps to reduce central office overhead and to increase loan origination revenue system wide.

         Since January 2000, the Company has financed its operating deficit through private equity subscriptions and loans from management. The Company is planning to obtain additional equity capital through the conversion of debt, and is in the final stages of its execution of such a plan. In July 1999 the Company signed a "best efforts" contract with a Wall Street placement agent to raise between $17 and $25 million through the sale of equity. In October 1999, the agreement was revised and the target amount increased to $50 million dollars which was to be raised in several components consisting of debt and equity (see
Note 10 for additional details). In January 2000, the first component, a debt offering, was set at $20 million. In March 2000, the offering memorandum was printed and circulated to over 100 potential investors. Although the offering is on a "best efforts" basis, management believes that the offering should be successful and that sufficient capital could be raised allowing the completion of some or all of the additional acquisitions discussed above. In addition, the offering should provide some or all of the additional working capital needed to correct the Company's current operating deficit.

           AMERICA'S SENIOR FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

GOING CONCERN (continued)

         In March 2000, the Company initiated merger talks with a real estate and mortgage entity located in northeast Florida that if concluded could add over $2 million of net assets to the Company's balance sheet. The transaction is currently in due diligence. Management believes that these real estate assets are unencumbered and would have a positive material effect on the Company's balance sheet. In addition, these assets could provide the collateral necessary for traditional short-term working capital borrowings, as required.

         In summary, the realization of assets and satisfaction of liabilities in the normal course of business is dependent upon the Company's raising additional equity capital and ultimately reaching profitable operations. However, no assurances can be given that the Company will be successful in these activities. Should any of the events discussed above not occur, the accompanying consolidated financial statements could be materially affected.

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION AND CREDIT RISKS

         The Company, as a licensed mortgage company, derives its revenues primarily from mortgage application fees paid by potential borrowers and from brokerage, processing fees, and service release premiums payable by the borrower and others at the time of closing. The brokerage and processing fees are recognized as revenue at the time the loans are closed.

         The Company operates in the mortgage banking industry, therefore, it is highly dependent on the status of the economy and interest rates.

PROPERTY AND EQUIPMENT

         Property and equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, typically seven years. Expenditures for routine maintenance and repairs are charged to expense as incurred.

INTANGIBLE ASSETS

         The excess of investment cost over the fair value of net assets acquired (goodwill) is being amortized using the straight-line method over a period of 20 years. The goodwill arose from the acquisitions of Dow, Capital Funding, and Jupiter. Amortization of goodwill for the years ended December 31, 1999 and 1998 were approximately $194,200 and $71,239, respectively.

         As a consequence of downturns in the mortgage industry in 1999 and the interest rate increases that occurred during 1999, Dow and Capital Funding operated at cumulative losses since their dates of acquisition. An impairment review of these subsidiaries was initiated, pursuant to SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". This review determined that the subsidiaries' estimated future non-discounted cash flows were below its carrying value as a long-lived asset. Accordingly, the Company has recorded impairment charges to adjust the carrying value of the goodwill. The adjustments reduced the recorded value of the goodwill by approximately $3,259,300. Management believes that the fair value of the remaining assets approximates the amounts to which it was written down.

           AMERICA'S SENIOR FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

ADVERTISING

         The costs of advertising, promotion, and marketing programs are generally charged to operations in the year incurred. Significant funds were spent in 1999 to launch a nationwide direct mail campaign to market reverse mortgages, and the Company invested advertising money to attract loan correspondents. Total advertising expense was approximately $392,500 and $155,132 for the years ended December 31, 1999 and 1998, respectively.

INCOME TAXES

         The Company accounts for income taxes in accordance with the Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. State minimum taxes are expensed as paid.

NET LOSS PER COMMON SHARE

         The Company has adopted SFAS No. 128, "Earnings Per Share." SFAS 128 requires companies with complex capital structures or common stock equivalents to present both basic and diluted earnings per share ("EPS") on the face of the income statement. Basic EPS is calculated as the income or loss available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated using the "if converted" method for convertible securities and the treasury stock method for options and warrants as previously prescribed by Accounting Principles Board Opinion No. 15, "Earnings Per Share." The effect of common shares issuable under the terms of the Company's preferred stock outstanding are excluded from the calculation of diluted EPS since the effect is antidilutive. The adoption of SFAS 128 did not have an impact on the Company's reported results.

STOCK BASED COMPENSATION

         In October 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages, but does not require, companies to record compensation plans at fair value. The Company has chosen, in accordance with the provision of SFAS No. 123, to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued Employees" (APB 25) for its stock plans. Under APB 25, if the exercise price of the Company's stock options is less than the market price of the underlying stock on the date of grant, the Company must recognize compensation expense. SFAS No. 123 will be adopted for disclosure purposes only and will not impact the Company's financial position, annual operating results, or cash flows.

         For transactions with other than employees in which services were performed in exchange for stock, the transactions were recorded on the basis of the fair value of the services received or the fair value of the issued equity instrument, whichever was more readily measurable.

CASH AND CASH EQUIVALENTS

         Cash and cash equivalents include all highly liquid investments purchased with an original maturity of three months or less. The Company occasionally maintains cash balances in financial institutions in excess of the federally insured limits.

         As of December 31, 1999, the Company has restricted $115,000 of cash in connection with a letter of credit for Dow.

RECLASSIFICATIONS

         Certain amounts from the 1998 financial statements have been reclassified to conform to the 1999 presentation.

           AMERICA'S SENIOR FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

FAIR VALUE OF FINANCIAL INSTRUMENTS

         Cash, receivables, mortgage loans held for sale, accounts payable and accrued expenses are reflected in the financial statements at fair value due to the short-term nature of these instruments. The fair value of the Company's obligations under credit agreements, as disclosed in Note 3, are the same as the recorded amounts because the rates and terms approximate current market conditions.

NEW ACCOUNTING PRONOUNCEMENTS

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of this standard was delayed via the issuance of SFAS No. 137. The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. The Company must adopt this standard no later than January 1, 2001. The Company does not expect the adoption of this standard to have a material impact on results of operations, financial position or cash flows.

STATEMENT OF COMPREHENSIVE INCOME

         A statement of comprehensive income has not been included, per SFAS No. 130, "Reporting Comprehensive Income," as the Company has no items of other comprehensive income.

SEGMENT INFORMATION

         The Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," effective January 31, 1999. SFAS No. 131 establishes standards for the way that public companies report selected information about operating segments in annual and interim financial reports to shareholders. It also establishes standards for related disclosures about an enterprise's business segments, products, services, geographic areas and major customers. The Company operates its business as a single segment. As a result, no additional disclosure was required.

NOTE 2 - PROPERTY AND EQUIPMENT

         Property and equipment consists of the following at December 31:

                                             1999            1998
                                           ---------       ---------

Office equipment                           $ 345,802       $  31,080
Furniture and fixtures                       249,186         176,674
Leasehold improvements                        92,226          87,022
Vehicles                                     104,562          42,586
                                           ---------       ---------
          Total cost                         791,776         337,362
Less:  Accumulated depreciation             (348,879)        (82,579)
                                           ---------       ---------

          Property and equipment, net      $ 442,897       $ 254,783
                                           =========       =========

         Depreciation expense for the years ended December 31, 1999 and 1998 was approximately $110,200 and $34,956, respectively.



NOTE 3 -CREDIT AGREEMENTS

LINES OF CREDIT

         The Company maintains several lines of credit with different financial institutions. Interest rates vary, and include prime, prime plus 3%, and a flat 11% per annum. As of December 31, 1999 and 1998, the total amounts outstanding under these lines of credit was approximately $366,000 and $50,000, respectively.

           AMERICA'S SENIOR FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998




NOTE 3 -CREDIT AGREEMENTS (continued)

MORTGAGE WAREHOUSE AGREEMENTS

         The Company maintains two mortgage warehouse facilities with separate financial institutions to assist the Company in originating and closing mortgages. The Company is liable under these agreements only if defaults occur during a mortgage closing process. As of December 31, 1999, there was approximately $2,639,000 outstanding under one facility and the second facility was unused. There were no amounts owed under this agreement as of December 31, 1998. Interest paid during 1999 and 1998 for borrowings under these two facilities totaled approximately $121,900 and $16,094, respectively.


NOTE 4 - CAPITAL LEASE OBLIGATIONS AND LONG-TERM DEBT

         In 1999, the Company acquired certain office equipment under the provisions of various long-term leases and has capitalized the minimum lease payments. The leases have terms from three to four years and are due to expire at various times through 2002 and 2003. As of December 31, 1999, the leased property has a recorded cost of $112,556 and is being depreciated along with other property and equipment (see Note 2).

         Future minimum lease payments under the capital lease and the net present value of these future minimum lease payments subsequent to December 31, 1999 are as follows:

          Future minimum lease payments                          $ 127,046
          Less:  Amount representing interest                      (45,278)
                                                                 ---------
                    Present value of minimum lease payments         81,768
          Less:  Current portion                                   (24,934)
                                                                 ---------
                    Long-term capital lease obligation           $  56,834
                                                                 =========

         Future minimum lease payments subsequent to December 31, 1999 are as follows: $24,934 in 2000, $24,176 in 2001, $15,158 in 2002, and $17,500 in 2003.

         As of December 31, 1998 long-term debt consisted of installment notes for the Company's vehicles. The current portion of this long-term debt was 5,798 and the balance was $13,287.

NOTE 5 - LONG-TERM DEBT, CONVERTIBLE DEBENTURES

         On May 6, 1999, the Company entered into a Securities Purchase Agreement, pursuant to which the Company issued $2,500,000 of 3% convertible debentures, which are due May 6, 2002, and common stock purchase warrants for 34,383 shares at $8.70 per share, which expire May 31, 2004. The Securities Purchase Agreement, among other terms, allows the Company to require the buyer to purchase additional convertible debentures up to $7,500,000, as long as AMSE's stock price remains above $5.75 per share. The holder of the convertible debentures may take the interest in either cash or common stock of the Company. The debentures are convertible into common stock at the option of the holder. The conversion price is the lower of (a) $8.70 per share, or (b) 85% of the average closing bid price for the Company's common stock for any five of the past 20 trading days ending immediately before the conversion. At the time the Company entered into this agreement, the debentures were available for conversion at $6.16 per share. Under the accounting rule known as Emerging Issues Task Force (EITF) Topic D-60, this beneficial conversion feature increases the effective interest rate of the debenture, and as a result, $441,176 has been charged to interest expense. In connection with the placement of this convertible debenture, the Company issued 185,548 shares of common stock and paid approximately $268,800 in fees to consultants and placement agents, which resulted in additional costs recognized of approximately $1,491,600.

           AMERICA'S SENIOR FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998





NOTE 5 - CONVERTIBLE DEBENTURES (continued)

         In October 1999, the debenture holder converted $750,000 of the principal of the debenture into 152,260 shares of the Company's common stock. Interest expense associated with the conversion was approximately $1,300 and was paid by the issuance of shares of common stock.

         In October 1999, the Company accrued a $45,000 penalty due to the debenture holder. Such penalty was the result of the Company not filing an active registration statement within 120 days of the debenture issue date per the terms of the Securities Purchase Agreement dated May 6, 1999. This amount is included in accounts payable at December 31, 1999, and it was paid in January 2000 by the issuance of 21,019 shares of common stock.

         Subsequent to December 31, 1999 an additional $613,995 of the principal of the debenture was converted by the debenture holder into 372,223 shares of Company common stock.


NOTE 6 - INCOME TAXES

         A summary of income taxes for the years ended December 31, are as follows:

                                                      1999             1998
                                                  -----------       -----------
         Currently payable:
            Federal                               $        --       $        --
            State                                          --                --
         Deferred tax benefit                       1,220,180           112,220
                                                  -----------       -----------
                   Income tax benefit               1,220,180           112,220
         Valuation allowance                       (1,220,180)         (112,220)
                                                  -----------       -----------
                    Net income tax provision      $        --       $        --
                                                  ===========       ===========


         Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to net deferred income tax assets at December 31, 1999 and 1998 relate to the following:

                                                           1999              1998
                                                       -----------       -----------
         Net operating loss carryforward               $ 1,030,740       $   111,040
         Restricted stock awards                            19,900             3,620
         Financing costs                                   284,200                --
         Valuation allowance                            (1,334,840)         (114,660)
                                                       -----------       -----------
                    Net deferred income tax asset      $        --       $        --
                                                       ===========       ===========


         There are no significant deferred tax liabilities. The Company has used a combined estimated federal and state tax rate of approximately 35% for all deferred tax computations. The tax benefit prior to the allowance differs from the Federal statutory rate of 34% because of non-deductible expenses (primarily resulting from the goodwill amortization and impairment charges) and the effect of state income taxes.

         The Company has recorded a valuation allowance in accordance with the provisions of SFAS No. 109 to reflect the estimated amount of deferred tax assets that may not be realized. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation future taxable income during the periods in which temporary differences and/or carryforward losses become deductible.

           AMERICA'S SENIOR FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998




NOTE 6 - INCOME TAXES (continued)

         The Company has available tax net operating loss carryovers ("NOLs") as of December 31, 1999 of approximately $2,940,000. The NOLs will begin to expire in the year 2012. Certain provisions of the tax law may limit the net operating loss carryforwards available for use in any given year in the event of a significant change in ownership interest. There have already been significant changes in stock ownership; however, management believes that an ownership change has not yet occurred which would cause the net operating loss carryover to be significantly limited.


NOTE 7 - RELATED PARTY TRANSACTIONS

NOTES RECEIVABLE

         Two shareholders of the Company (the former owners of Capital Funding) each owe the Company $50,000 under promissory notes dated December 31, 1997. These notes bear interest at 6% per annum and the interest is payable annually on December 31st. These notes are due on January 1, 2004. The interest due at December 31, 1998 and 1999 has not been paid. The total of principal and interest is $112,000 at December 31, 1999 and $106,000 at December 31, 1998. The fair value of these notes is not subject to reasonable estimation due to their related party nature.

FEES FOR SERVICE

         A shareholder of AMSE formerly acted as financial advisor to the Company. In connection with his services, the shareholder received fees consisting of $250,000 in cash and 170,600 shares of common stock which were issued pursuant to the placement of the convertible debentures (see Note 5). The shareholder also received fees consisting of $74,000 in cash and 16,000 shares of common stock were issued pursuant to the acquisition of Capital Funding, and $93,000 in cash pursuant to the acquisition of Jupiter. As of December 31, 1999, an additional $25,000 has been accrued to this shareholder pursuant to the Jupiter acquisition. During 1998 this shareholder received fees consisting of cash of $60,000 and 66,667 shares of restricted AMSE stock [which were issued pursuant to the Dow acquisition (see Note 8)].

OTHER

         During 1999, the Company's president purchased a vehicle for $5,000, which was approximately net book value at the time of sale. At December 31, 1999, the Company's president owed the Company approximately $20,700 (including accrued interest) under notes bearing interest at 5%. At December 31, 1998, the Company's President owed the Company $22,500 under notes bearing interest at 5%. The note outstanding at December 31, 1998 was repaid on January 28, 1999.

         A shareholder received fees for services during 1999 consisting of 5,200 shares valued at $17,550 for investment services.


NOTE 8 - ACQUISITION ACTIVITIES

DOW GUARANTEE

         The acquisition of Dow was completed on July 31, 1998 and was accounted for as a purchase. Identified tangible assets and liabilities were recorded at their estimated fair market values and the excess of the total cost over the net fair values of identified assets and liabilities was recorded as goodwill. The purchase price for these assets totaled $3,782,757, with 550,000 shares of common stock of the Company being issued to the sellers (valued at $3,437,500), costs of $171,111 (including 66,667 shares issued to the Company's investment banker), and assumed liabilities of $174,146. The cost of the acquisition was allocated to tangible assets and goodwill totaling $363,303 and $3,419,454, respectively. As a result, Dow became a wholly owned subsidiary of AMSE on this date. The financial statements of the Company include the operating results of the acquired entity since the date of acquisition. The acquisition agreement with Dow also contains an agreement value guarantee; see Note 9.

CAPITAL FUNDING

         On January 29, 1999, AMSE completed the acquisition of Capital Funding in a tax-free stock exchange. Management of AMSE placed a value of $1,551,648 on the 221,664 shares of common stock issued to the shareholders of Capital Funding, a valuation that was based on the common stock's trading level during the time the acquisition was completed. In addition to the shares of stock issued AMSE also paid $300,000 in cash to the sellers, incurred costs of approximately $163,800 (including 16,000 shares issued to AMSE's investment

           AMERICA'S SENIOR FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998




NOTE 8 - ACQUISITION ACTIVITIES (continued)

banker) and assumed liabilities of approximately $120,000. The cost of the acquisition was allocated to the assets using the purchase accounting method approximately as follows:


         Depreciable tangible property and equipment      $    78,000
         Receivables and other current assets, net            108,500
         Other assets                                          67,000
         Total liabilities                                   (160,000)
         Goodwill                                           1,922,000
                                                          -----------
                   Total                                  $ 2,015,500
                                                          ===========

         As a result, Capital Funding became a wholly owned subsidiary of AMSE on this date. The financial statements of the Company include the operating results of the acquired entity since the date of acquisition. The acquisition agreement with Capital Funding also contains an aggregate value guarantee; see
Note 9.

JUPITER

         On August 18, 1999, AMSE completed the acquisition of Jupiter in a tax-free stock exchange. Management of AMSE placed a value of $2,500,000 on the 360,750 shares of common stock issued to the shareholders of Jupiter, a valuation that was based on the common stock's trading level during the time the acquisition was completed. In addition to the shares of stock issued AMSE also paid $500,000 in cash to the sellers, incurred costs of approximately $151,300 and assumed liabilities of approximately $349,300. The cost of the acquisition was allocated to the assets using the purchase accounting method approximately as follows:

         Depreciable tangible property and equipment      $   125,100
         Receivables and other current assets, net             82,790
         Other assets                                          12,000
         Total liabilities                                   (349,300)
         Goodwill                                           3,280,710
                                                          -----------
                   Total                                  $ 3,151,300
                                                          ===========

         As a result, Jupiter became a wholly owned subsidiary of AMSE on this date. The financial statements of the Company include the operating results of the acquired entity since the date of acquisition. The acquisition agreement with Jupiter also contains an aggregate value guarantee; see Note 9.

MERGER OF CAPITAL FUNDING INTO JUPITER

         On September 30, 1999, AMSE, pursuant to a merger agreement, transferred its ownership interest in Capital Funding to Jupiter and Jupiter became the sole surviving entity. Since no change in the ultimate ownership of the merged entities occurred, this transfer was recorded at historical cost in a manner similar to a pooling of interests.

OTHER ACTIVITIES

         On October 8, 1999, the Company entered into a stock purchase agreement with Senior Income Reverse Mortgage Corporation ("Senior Income") under which AMSE will purchase all of the issued and outstanding shares of capital stock of Senior Income. As of March 31, 2000, the closing of this transaction is pending.

           AMERICA'S SENIOR FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998



NOTE 8 - ACQUISITION ACTIVITIES (continued)

OTHER ACTIVITIES (continued)

         On February 3, 2000, the Company entered into a stock purchase agreement with Pinnacle Financial Corporation ("Pinnacle") under which AMSE will purchase all of the issued and outstanding shares of capital stock of Pinnacle. As of March 31, 2000, the closing of this transaction is pending and this agreement has expired on March 31, 2000. An extension to June 30, 2000 has been proposed.

PRO FORMA FINANCIAL INFORMATION

         The following pro forma summary presents the results of operations as if the Capital Funding and Jupiter acquisitions had occurred at January 1, 1999, after giving effect to certain adjustments, including amortization of goodwill. These pro forma results have been prepared for illustrative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made as of those dates, or results of which may occur in the future.

                                                       1999 Consolidated                       1998 Consolidated
                                                      Pro forma (12 months)                  Pro forma (12 months)
                                               AMSE, Capital Funding, and Jupiter   AMSE, Dow, Capital Funding and Jupiter
                                               ----------------------------------   --------------------------------------
                                                            (Unaudited)                           (Unaudited)
         Revenues                                           $ 6,554,000                           $ 7,460,904
         Goodwill and impairment charges                     (3,626,000)                             (431,098)
         Other expenses                                     (10,535,000)                           (7,508,040)
                                                            -----------                           -----------
                   Loss from operations                      (7,607,000)                             (478,234)
         Interest expense, net                                 (519,000)                              (22,877)
                                                            -----------                           -----------
                   Net loss                                 $(8,126,000)                          $  (501,111)
                                                            ===========                           ===========

NOTE 9 - STOCKHOLDERS' EQUITY

COMMON STOCK

         The Company has authorized 25,000,000 shares of $0.001 par value Common Stock (the "Common Stock"). The holders of the Common Stock are entitled to one vote per share and have non-cumulative voting rights. The holders are also entitled to receive dividends when, as, and if declared by the Board of Directors. Additionally, the holders of the Common Stock do not have any preemptive right to subscribe for, or purchase, any shares of any class of stock.

PREFERRED STOCK

         On March 23, 1999, the Company amended its Articles of Incorporation to authorize up to 10,000,000 shares of $0.001 par value Preferred Stock (the "Preferred Stock"). The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares in each series, the designation thereof and the related rights, preferences and limitations of each series. Specifically the Board of Directors is authorized to fix with respect to each series (a) the dividend rate; (b) redeemable features, if any; (c) rights upon liquidation; (d) whether or not the shares of such series shall be subject to a purchase, retirement or sinking fund provision; (e) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class and, if so, the rate of conversion or exchange; (f) restrictions, if any, upon the payment of dividends on common stock; (g) restrictions, if any, upon the creation of indebtedness;
(h) voting powers, if any, of the shares of each series; and (i) such other rights, preferences and limitations as shall not be inconsistent with the laws of the State of Florida. As of March 31, 2000, no preferred stock has been issued.

           AMERICA'S SENIOR FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998



NOTE 9 - STOCKHOLDERS' EQUITY (continued)

RECONCILIATION OF SHARES ISSUED

         During 1998, the Company issued 1,531,867 shares of its common stock. During 1998 certain accredited investors purchased 140,800 shares for $231,500 in cash (before expenses) and 66,667 shares were issued to the Company's investment banker pursuant to the Dow acquisition, in which 550,000 shares were issued to the sellers. There were 700,000 common stock purchase warrants issued pursuant to the Company's private placement in 1997 and each of these were exchanged during 1998. The warrants were exchanged in 1998 with proceeds to the Company, before expenses, of $700,000. Also during 1998 a total 74,400 restricted shares of the Company's common stock were granted to certain employees. The market value of shares issued was $74,400. This amount was recorded as unearned compensation - restricted stock and is shown as a separate component of stockholders equity.

         During 1999, the Company issued 1,791,395 shares of common stock. The issuance and the effect on certain capital accounts are as follows:

                                                                                     Additional
                                          Number                       $0.001         Paid-in
                                         of Shares        Price      Par Value        Capital           Total
                                        -----------       -----       -------       -----------      -----------
Balances as of December 31, 1998          5,898,867                   $ 5,899       $ 4,584,932      $ 4,590,831
                                        -----------                   -------       -----------      -----------
Unrestricted stock:
   Issued for services                       16,000        2.50            16            39,984           40,000
   Issued for cash                          234,000        1.00           234           233,766          234,000
   Issued for cash                           50,000        1.00            50            49,950           50,000
                                        -----------                   -------       -----------      -----------
          Total unrestricted stock          300,000                       300           323,700          324,000
                                        -----------                   -------       -----------      -----------
Restricted stock:
   Acquisition of Capital Funding           221,664        7.00           222         1,551,426        1,551,648
   Conversion of debentures                  52,940       4.611            53           244,052          244,105
   Conversion of debentures                  52,966       4.610            53           244,120          244,173
   Conversion of debentures                  46,354       5.675            46           263,012          263,058
   Awards to employees                      151,300        1.00           151           151,149          151,300
   Debenture fees                           185,500        6.53           185         1,211,443        1,211,628
   Acquisition of Jupiter                   360,750        6.93           361         2,499,639        2,500,000
   Issued for cash                          160,900        1.00           161           160,739          160,900
   Issued for cash                           77,000        2.00            77           153,923          154,000
   Issued for cash                          176,821       3.375           177           596,590          596,767
   Issued for services                        5,200       3.375             5            17,545           17,550
                                        -----------                   -------       -----------      -----------
          Total restricted stock          1,491,395                     1,491         7,093,638        7,095,129
                                        -----------                   -------       -----------      -----------
 Total shares issued in 1999              1,791,395                     1,791         7,417,338        7,419,129
                                        -----------                   -------       -----------      -----------

Other increases to additional
 paid-in capital                                                           --           496,283          496,283
                                                                      -------       -----------      -----------
Balances as of December 31, 1999          7,690,262                   $ 7,690      $ 12,498,553     $ 12,506,243
                                        ===========                 =========      ============     ============


CONTINGENT STOCK ISSUES

DOW GUARANTEE

         In conjunction with the acquisition of Dow in July 1998, the Company agreed to an aggregate value guarantee for the 550,000 shares of the Company's common stock issued in that transaction. If, at such time a registration statement has been declared effective by the U.S. Securities and Exchange Commission (the initial measurement date) and the value of the shares at that date is not at least $2,750,000, then the Company shall issue additional shares of its common stock so that the total shares received by the former Dow shareholders multiplied by the then fair market value (as defined) equals $2,750,000. There is also an additional measurement date if an underwriter of a public offering of the Company's stock imposes a lock-up on the stock issued to the former Dow shareholders; this date is one year after the expiration of the lock-up period, and the adjustment formula is similar to the initial formula. As of March 31, 2000, no shares are due to the former shareholders of Dow, as the event to trigger the initial measurement date has not occurred.

           AMERICA'S SENIOR FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998




NOTE 9 - STOCKHOLDERS' EQUITY (continued)

CAPITAL FUNDING

         In conjunction with the acquisition of Capital Funding on January 29, 1999, the Company agreed to an aggregate value guarantee for the 221,664 shares of the Company's common stock issued in that transaction. If the value of the shares issued in the acquisition are not at least $6.42 per share on January 29, 2000, the Company must issue additional shares so that the total shares received multiplied by the then market value (as defined) equals this guaranteed amount. As of January 29, 2000, the first year anniversary of this transaction the value of the shares issued in the acquisition were less than $6.42 per share. The maximum shares issuable pursuant to this provision, as of the January 29, 2000 measurement date, is 489,878 shares. The Company is currently in negotiations with the former Capital Funding shareholders regarding this matter and others, and as of March 31, 2000, a final resolution has not been made.

JUPITER MORTGAGE

         In conjunction with the acquisition of Jupiter on August 18, 1999, the Company agreed to an aggregate value guarantee for the 360,750 shares of the Company's common stock issued in that transaction. If the value of the shares issued in the acquisition are not at least $7.00 per share at the first anniversary of the transaction, i.e. August 2000, the Company must issue additional shares so that the total shares received multiplied by the then market value (as defined) equals this guaranteed amount. As of March 31, 2000, no shares are due to the former shareholders of Jupiter, as the anniversary date has not occurred.

VISTRA GROWTH PARTNERS, INC.

         In February 2000, AMSE entered into a termination agreement with its former financial advisor, Vistra Growth Partners, Inc; and Louis Weltman. The number of shares potentially to be issued was determined based on Vistra's efforts and services prior to the termination and were to be earned upon the closing of certain open matters. Management believes that it is probable that some or all of these shares may not be issued. If all the events as defined in the termination agreement were to be concluded as contemplated and the former financial advisor were to comply with other material aspects of the agreement the Company could issue up to 1,092,857 shares. All such shares would be restricted and subject to conditions regarding voting rights and re-sale. Since February 2000 certain of the trigger events have undergone changes in both structure and certainty. Therefore, management now believes that the number of shares ultimately issued could be substantially less than named in the document.

STOCK PURCHASE AGREEMENT, DEBENTURES, AND WARRANTS

         As described in Note 5, the Company entered into a Securities Purchase Agreement, pursuant to which the Company issued $2,500,000 of 3% convertible debentures, which are due on May 6, 2002, and common stock purchase warrants for 34,383 shares at $8.70 per share, which expire on May 31, 2004. Warrants were also issued to placement agents involved in this transaction in the aggregate of 17,241 warrants with an exercise price of $8.70 and an expiration date of May 31, 2004. The Securities Purchase Agreement, among other terms, allows the Company to require the buyer to purchase additional convertible debentures up to $7,500,000, as long as AMSE's stock price remains above $ 5.75 per share. The holder of the debentures may take the interest in either cash or Company common stock. The debentures are convertible into common stock at the option of the holder. The conversion price is the lower of (a) $8.70 per share, or (b) 85% of the average closing bid price for the common stock for five of the past 20 trading days ending immediately before the conversion. In connection with the placement of this convertible debenture, the Company issued 185,548 shares of common stock and paid $268,800 in fees to consultants and placement agents, which resulted in additional costs recognized of approximately $1,491,600.

           AMERICA'S SENIOR FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998




NOTE 9 - STOCKHOLDERS' EQUITY (continued)

         In October 1999, the debenture holder converted $750,000 of the principal of the debenture into 152,260 shares of the Company's common stock. Interest expense associated with the conversion was approximately $1,300 and was paid by the issuance of shares of common stock.

         Subsequent to December 31, 1999, an additional $613,995 of the principal of the debenture was converted by the debenture holder into 372,223 shares of the Company common stock.

      RESTRICTED STOCK AWARDS

         During 1999, a total of 151,300 restricted shares of the Company's common stock were granted to certain employees with a market value of $151,300. This amount was recorded as unearned compensation, restricted stock and is shown as a separate component of stockholders' equity. Unearned compensation is being amortized to expense over the three-year vesting period and, net of forfeitures, amounted to $46,486 in 1999.

      STOCK OPTION PLAN

         On March 15, 1999, the shareholders of the Company approved the adoption of a stock option plan. The plan calls for a maximum of 2,000,000 incentive stock options and 500,000 non-qualified stock options to be issued, at the discretion of the Board of Directors, over the next ten years. As of March 31, 2000, no options have been granted.

         Terms of the options, when issued, are as follows: (a) for non-qualified options, the term of the option may not exceed ten years, the options may be granted to any eligible person with the remaining terms to be determined by the designated Board Committee; and (b) for incentive options, the term of the option may not exceed ten years, the exercise price may not be less than the fair market value of the optioned share on the date of grant, the option may contain vesting provisions, and the option may contain other terms to be determined by the designated Board Committee.

         When options are granted under this plan, the Company will account for such options under SFAS No. 123 which requires entities that account for awards of stock-based compensation to employees in accordance with APB 25 to present pro forma disclosures of results of operations and earnings per share. This pro forma disclosure presents the results of operations as if compensation cost was measured at the date of grant based on the fair value of the award. The fair value for options will be estimated, at the date of grant, using a Black-Scholes option pricing model. The Black-Scholes option pricing model uses the following weighted-average assumptions, (a) a risk-free interest rate, (b) a dividend yield, (c) a volatility factor of the expected market price of the Company's common stock and (d) the weighted-average expected life of the options. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.


NOTE 10 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

         The Company leases office space in various locations as well as certain office equipment and a vehicle. Future minimum lease payments subsequent to December 31, 1999 under these operating leases are as follows: $329,632 in 2000, $286,991 in 2001, $179,112 in 2002, $138,026 in 2003 and $92,004 in 2004. Rent
expense for the years ended December 31, 1999 and 1998 $415,224 and $60,841, respectively.

           AMERICA'S SENIOR FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998





NOTE 10 - COMMITMENTS AND CONTINGENCIES (continued)

LITIGATION

         From time to time, the Company is exposed to claims, regulatory, and legal actions in the normal course of business, some of which are initiated by the Company. At December 31, 1999, management believes that any such outstanding issues will be resolved without significantly impairing the financial condition of the Company.

         In December 1998, the Company advanced $250,000 to a then potential acquisition target pursuant to a promissory note. The note is secured by 263,445 unrestricted and 2,148,500 restricted shares of the target's stock, which have an aggregate value of approximately $361,000 at December 31, 1999. The note is non-interest bearing and presently has no due date. The Company has commenced litigation to collect the note. This note is recorded as other assets on the accompanying balance sheet at December 31, 1999 and 1998.

      PRIVATE PLACEMENT OFFERING

         On October 8, 1999, the Company engaged a placement agent in connection with a private placement offering of up to $50 million of debt and equity securities (the "Offering"). For the year ended December 31, 1999 the Company has expended approximately $40,000 in connection with the Offering. The terms of Offering are as follows: (a) a placement fee equal to 10% of the gross capital raised, (b) warrants to purchase up to 10% of the number of shares or securities sold with an exercise price equal to 120% of the price paid by investors, (c) payment of miscellaneous expenses equal to 2% of the Offering amount and (d) a termination fee equal to $100,000 if the Company terminates the agreement within six months from the above date. If the Offering is not completed within the first six month period the agreement will automatically renew for a successive period of six months unless either party terminates the agreement.


NOTE 11 - NET LOSS PER COMMON SHARE

         For the years ended December 31, 1999 and 1998, basic and diluted weighted average common shares include only common shares outstanding. The inclusion of common share equivalents would be anti-dilutive and, as such, they are not included. However, the common stock equivalents, if converted, would have increased common shares outstanding at December 31, 1999 by 869,123 shares. There were no common stock equivalents at December 31, 1998.

         A reconciliation of the number of common shares shown as outstanding in the consolidated financial statements with the number of shares used in the computation of weighted average common shares outstanding is shown below:

                                                                          1999             1998
                                                                      ----------       ----------
         Common shares outstanding at December 31, 1999 and 1998       7,690,262        5,898,867
         Effect of weighting                                            (781,017)      (1,049,620)
                                                                      ----------       ----------
                   Weighted average common shares outstanding          6,909,245        4,849,247
                                                                      ==========       ==========


           AMERICA'S SENIOR FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                                      30-JUN-00        31-DEC-99
                                                                    ------------    ------------
                                                                     (Unaudited)
                          ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                        $     64,333    $    402,373
   Brokerage fees receivable                                             217,625         214,604
   Employee advances                                                     182,146         175,714
   Mortgage loans held for sale                                        3,618,019       2,389,162
   Due from shareholder                                                       --          20,734
   Prepaid expenses                                                      157,713          56,851
   Other current assets                                                       --          72,302
                                                                    ------------    ------------
         TOTAL CURRENT ASSETS                                          4,239,836       3,331,740
                                                                    ------------    ------------

PROPERTY AND EQUIPMENT, net                                              403,798         442,897
                                                                    ------------    ------------

OTHER ASSETS
   Goodwill, net                                                       4,967,897       5,096,841
   Due from related parties                                              112,000         112,000
   Notes receivable                                                      250,000         250,000
   Other assets                                                           87,900         561,536
                                                                    ------------    ------------
         TOTAL OTHER ASSETS                                            5,417,797       6,020,377
                                                                    ------------    ------------
         TOTAL                                                      $ 10,061,431    $  9,795,014
                                                                    ============    ============

                             LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current portion of long-term debt and capital lease
      obligation                                                    $     20,457    $     24,934
   Lines of credit                                                       413,245         366,298
   Warehouse lines of credit                                           3,582,281       2,639,192
   Accounts payable                                                      623,566         394,752
   Accrued liabilities                                                   262,327         418,634
   Other current liabilities                                                  --          29,291
                                                                    ------------    ------------
         TOTAL CURRENT LIABILITIES                                     4,901,876       3,873,101

CAPITAL LEASE OBLIGATIONS, less current portion                           10,585          56,834
                                                                    ------------    ------------
LONG-TERM DEBT, convertible debentures                                 1,198,895       1,750,000
                                                                    ------------    ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Preferred stock, $0.001 par value; 10,000,000 shares
   authorized, zero shares issued and outstanding                             --              --
   Common stock, $0.001 par value; 25,000,000 shares
   authorized, shares issued and outstanding, 9,110,208
   at June 30, 2000 and 7,690,262 at December 31, 1999                     9,116           7,690
   Additional paid-in capital                                         13,114,910      12,498,553
   Retained earnings (deficit)                                        (9,028,028)     (8,219,283)
   Unearned compensation - restricted stock                             (145,923)       (171,881)
                                                                    ------------    ------------
         TOTAL STOCKHOLDERS' EQUITY                                    3,950,075       4,115,079
                                                                    ------------    ------------
         TOTAL                                                      $ 10,061,431    $  9,795,014
                                                                    ============    ============



                       See notes to financial statements.

           AMERICA'S SENIOR FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                            THREE MONTHS                       SIX MONTHS
                                                           ENDED JUNE 30,                     ENDED JUNE 30,
                                                   -----------------------------       -----------------------------
                                                       2000             1999               2000             1999
                                                   -----------       -----------       -----------       -----------
REVENUES                                           $ 1,904,410       $ 1,010,756       $ 3,403,203       $ 1,970,688
                                                   -----------       -----------       -----------       -----------

EXPENSES:
   Payroll and related expenses                      1,259,341           656,894         2,518,347         1,312,189
   Administrative, processing, and occupancy         1,311,098           574,985         1,850,699           993,862
   Goodwill amortization                                64,472            66,320           128,944           125,052
                                                   -----------       -----------       -----------       -----------
         TOTAL EXPENSES                              2,634,911         1,298,199         4,497,990         2,431,103
                                                   -----------       -----------       -----------       -----------
         LOSS FROM OPERATIONS                         (730,501)         (287,443)       (1,094,787)         (460,415)
                                                   -----------       -----------       -----------       -----------

OTHER
   Interest income                                          --                --            (3,600)               --
   Interest expense                                     25,677             5,659            41,985            19,306
                                                   -----------       -----------       -----------       -----------
         TOTAL OTHER, NET                               25,677             5,659            38,385            19,306
                                                   -----------       -----------       -----------       -----------
         LOSS BEFORE INCOME TAXES                     (756,178)         (293,102)       (1,133,172)         (479,721)

PROVISION FOR INCOME TAXES                                  --                --                --                --
                                                   -----------       -----------       -----------       -----------
         NET LOSS                                  $  (756,178)      $  (293,102)    $  (1,133,172)      $  (479,721)
                                                   ===========       ===========       ===========       ===========

LOSS PER SHARE:
   Basic                                           $    (0.084)      $    (0.043)      $    (0.131)      $    (0.073)
                                                   ===========       ===========       ===========       ===========
   Diluted                                         $    (0.084)      $    (0.043)      $    (0.131)      $    (0.073)
                                                   ===========       ===========       ===========       ===========
   Weighted average common shares outstanding        8,958,942         6,773,361         8,659,083         6,546,657
                                                   ===========       ===========       ===========       ===========


                       See notes to financial statements.

           AMERICA'S SENIOR FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)




                                                                 SIX MONTHS
                                                               ENDED JUNE 30,
                                                        -----------------------------
                                                            2000             1999
                                                        -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                             $(1,133,172)      $  (479,721)
   Adjustments to reconcile net loss to net cash
    used in operating activities:
      Depreciation and amortization                         172,546           164,175
      Common stock issued for services                      161,486            19,229
      Common stock issued for deposits                       25,000
      Changes in certain assets and liabilities:
         Brokerage fee receivable                            (3,499)          (57,109)
         Employee advances                                   (6,432)          (52,509)
         Prepaid expenses                                   (75,863)          (70,804)
         Other current assets and liabilities, net           60,719                --
         Accounts payable                                   277,334           161,533
         Accrued liabilities                               (173,694)               --
                                                        -----------       -----------
         NET CASH USED IN OPERATING ACTIVITIES             (695,575)         (315,206)
                                                        -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase/Sale of property and equipment                    (4,503)         (119,775)
   Acquisition expenditures, net of cash acquired           460,219          (452,571)
   Increase in mortgage loans                            (1,228,857)               --
   Changes in other assets                                       --          (626,873)
                                                        -----------       -----------
         NET CASH USED IN INVESTING ACTIVITIES             (773,141)       (1,199,219)
                                                        -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of common stock, net              112,292           598,948
   Other capital contributions                                6,035                --
   Net Borrowings under lines of credit                     990,036                --
   Borrowing on capital lease obligations                        --
   Due from shareholder                                      20,734           (22,618)
   Change in long-term debt                                   1,579         2,678,561
                                                        -----------       -----------
         NET CASH PROVIDED BY FINANCING ACTIVITIES        1,130,676         3,254,891
                                                        -----------       -----------

         NET INCREASE IN CASH AND CASH EQUIVALENTS         (338,040)        1,740,466

CASH AND CASH EQUIVALENTS, beginning of period              402,373           195,728
                                                        -----------       -----------

CASH AND CASH EQUIVALENTS, end of period                $    64,333       $ 1,936,194
                                                        ===========       ===========




                       See notes to financial statements.

           AMERICA'S SENIOR FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                             SIX MONTHS
         (continued)                                       ENDED JUNE 30,
                                                        -------------------
                                                          2000        1999
                                                        -------      ------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Interest paid in cash during the period              $ 7,194      $3,623
                                                        =======      ======
   Income taxes paid in cash during the period          $    --      $   --
                                                        =======      ======

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

      During January and February 2000, the holder of the convertible debenture bond converted $676,001 of the principal, penalty and accrued interest into 398,497 shares of common stock (see Note 4).

      During the first Quarter 2000, the Company recognized $20,466 of expense related to the vesting of restriced stock issued to employees.

      During the first Quarter 2000, the Company issued 541,950 shares valued at $135,488 for services.

      The Company issued 100,000 shares valued at $25,000, as a deposit on an acquisition candidate.

      During the second Quarter 2000, the Company issued 157,266 shares valued at $28,845 for services.

           AMERICA'S SENIOR FINANCIAL SERVICES, INC. AND SUBSIDIARIES
         PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS INCLUDING JUPITER
                  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1999



                                                                     1/01/99 TO   1/01/99 TO
                                                       HISTORIC        1/31/99     6/30/99                              PROFORMA
                                                         AMSE          CFSF (1)    JUPITER       ADJUSTMENTS          CONSOLIDATED
                                                         ----          --------    -------       -----------          ------------
REVENUES                                               1,970,688        58,469     1,463,230                            3,492,387

EXPENSES:
   Payroll and related expenses                        1,312,189        58,089       886,818                            2,257,096
   Administrative, processing, and occupancy             993,862        37,191       562,446                            1,593,499
   Goodwill amortization                                 125,052                                     90,174  (a)          215,226

TOTAL EXPENSES                                         2,431,103        95,280     1,449,264         90,174             4,065,821

LOSS FROM OPERATIONS                                    (460,415)      (36,811)       13,966        (90,174)             (573,434)

   Interest expense net                                   38,385                       5,298                               43,683

PROFIT (LOSS) BEFORE INCOME TAXES                       (498,800)      (36,811)        8,668        (90,174)             (617,117)

PROVISION FOR INCOME TAXES

NET PROFIT (LOSS)                                       (498,800)      (36,811)        8,668        (90,174)             (617,117)



(a) To annualize goodwill as if this acquisition took place on January 1, 1999.
(1) Capital Funding of South Florida, Inc. (CFSF)

RESULTS OF OPERATIONS

Revenues for the three-month period ending June 30, 2000 increased by 88% to $1,904,411, up from $1,010,756 for the three-month period ending June 30, 1999. This growth in revenues is primarily attributable to the contribution of the Jupiter Mortgage Corporation ("Jupiter") subsidiary, which was acquired by the Company in August 1999 and whose results were not a part of the Company's 2nd quarter 1999 results. Revenues for the six-month period ending June 30, 2000 increased by 73% to $3,403,203, up from $1,970,688 for the six-month period ending June 30, 1999. Jupiter Mortgage Corporation was the primary factor for this increase. Revenues for Jupiter Mortgage Corporation for the six-month's ended June 30, 2000 increased by 64% to $2,397,844 up from $1,463,230 for the six-month period ending June 30, 1999. See the Pro-forma financial statements including Jupiter, presented on page 7 herein for the six months ended June 30, 1999.

Total Expenses for the three-month period ended June 30, 2000 compared to the three-month period ended June 30, 1999 increased to $2,634,911 from $1,298,199. This increase in expenses is partially attributable to the inclusion of the Jupiter subsidiary, which was not a part of the Company during the second quarter of 1999. In addition the Company, pursuant to terms of those certain acquisition agreements with Senior Income Reverse Mortgage Corporation and Pinnacle Financial Corporation, wrote down the acquisition costs and deposits related thereto, as these acquisitions were not consummated and the agreements terminated pursuant to their terms. These costs were approximately $591,000. Total Expenses for the six-month period ended June 30, 2000 compared to the six-month period ended June 30, 1999 increased to $4,497,990 from $2,431,103. Jupiter Mortgage Corporation was the primary factor for this increase, as it was not a part of the Company's 1999 results.

During the second quarter of 2000, the Company closed selected offices and eliminated certain positions. With respect to these closures the Company negotiated several lease settlements and disposed of assets related to these shuttered locations.

Total Other Expenses for the three-month period ended June 30, 2000, compared to the three-month period ended June 30, 1999 increased to $25,677 from $5,659. This increase is due to an increase in interest expense. Total Other Expenses for the six-month period ended June 30, 2000 compared to the six-month period ended June 30, 1999 increased to $38,385 from $19,306.

                              DOW GUARANTEE CORP.







                              FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                                      AND
                          INDEPENDENT AUDITORS' REPORT

                              DOW GUARANTEE CORP.




                         TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
   INDEPENDENT AUDITORS' REPORT                                    F-30

   FINANCIAL STATEMENTS

              Balance Sheets                                       F-31

              Statements of Operations                             F-32

              Statement of Changes in Stockholders' Equity         F-33

              Statements of Cash Flows                             F-34

   NOTES TO FINANCIAL STATEMENTS                                   F-35 - F-38

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Dow Guarantee Corp.

We have audited the accompanying balance sheets of Dow Guarantee Corp. (the "Company"), as of December 31, 1998 and 1997, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dow Guarantee Corp. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 1, on July 31, 1998, all of the outstanding shares of the Company were acquired by America's Senior Financial Services, Inc.



                                     /s/ Ahearn, Jasco + Company, P.A.
                                     ------------------------------------------
                                     AHEARN, JASCO + COMPANY, P.A.
                                     Certified Public Accountants

Pompano Beach, Florida
February 26, 1999

                              DOW GUARANTEE CORP.
                                 BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997



                                                                  1998                 1997
                                                               ----------            --------
                                          ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                   $   90,808            $185,767
   Brokerage fees receivable                                       27,929              54,478
   Employee advances                                               60,778              33,120
   Prepaid expenses and taxes                                      18,268               1,890
                                                               ----------            --------
            TOTAL CURRENT ASSETS                                  197,783             275,255

PROPERTY AND EQUIPMENT, net                                       116,602              39,113

GOODWILL, net                                                   3,348,215                  --

DUE FROM PARENT                                                    24,080                  --

OTHER ASSETS                                                       10,784               9,965
                                                               ----------            --------

            TOTAL                                              $3,697,464            $324,333
                                                               ==========            ========


                               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable                                             $ 106,259           $ 126,974
   Accrued compensation and related taxes                          40,724              29,963
                                                               ----------            --------

            TOTAL CURRENT LIABILITIES                             146,983             156,937
                                                               ----------            --------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Common stock, no par value; 1,000,000 shares
    authorized, 1,000,000 shares issued and outstanding            90,462              90,462
   Additional paid-in capital                                   3,593,149                  --
   Retained earnings (deficit)                                   (133,130)             76,934
                                                               ----------            --------
            TOTAL STOCKHOLDERS' EQUITY                          3,550,481             167,396
                                                               ----------            --------

            TOTAL                                              $3,697,464            $324,333
                                                               ==========            ========


                       See notes to financial statements.

                               DOW GUARANTEE CORP.
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                            1998                 1997
                                                          ----------          ---------
REVENUES                                                  $2,454,062          $2,599,574
                                                          ----------          ----------
EXPENSES:
   Payroll and related expenses                            1,560,504           1,742,832
   Administrative, processing, and occupancy                 933,689             854,831
   Goodwill amortization                                      71,239                  --
                                                          ----------          ----------
            TOTAL EXPENSES                                 2,565,432           2,597,663
                                                          ----------          ----------

            INCOME (LOSS) BEFORE INCOME TAXES               (111,370)              1,911

PROVISION FOR INCOME TAXES                                        --                 820
                                                          ----------          ----------

            NET INCOME (LOSS)                             $ (111,370)         $    1,091
                                                          ==========          ==========



                       See notes to financial statements.

                               DOW GUARANTEE CORP.
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                 Common                          Additional          Retained            Total
                                                 Stock            Common           Paid-in          Earnings        Stockholders'
                                              # of Shares          Stock           Capital          (Deficit)           Equity
                                             --------------    -------------    --------------    -------------    ----------------
STOCKHOLDERS' EQUITY,
 January 1, 1997                                 1,000,000         $ 90,462       $       --       $  75,843          $  166,305

Net income for the year ended
 December 31, 1997                                      --               --               --           1,091               1,091
                                                 ---------         --------       ----------       ---------          ----------

STOCKHOLDERS' EQUITY,
 December 31, 1997                               1,000,000           90,462               --          76,934             167,396

Recapitalization based on a
 July 31, 1998 acquisition of the
 shares of the Company (Note 1)
                                                        --               --        3,518,149         (98,694)          3,419,455

Capital contributed by parent
                                                        --               --           75,000              --              75,000

Net loss for the year ended
 December 31, 1998
                                                        --               --               --        (111,370)           (111,370)
                                                 ---------         --------       ----------       ---------          ----------
STOCKHOLDERS' EQUITY,
 December 31, 1998                               1,000,000         $ 90,462       $3,593,149       $(133,130)         $3,550,481
                                                 =========         ========       ==========       =========          ==========






                       See notes to financial statements.

                               DOW GUARANTEE CORP.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                                                     1998                  1997
                                                                                   ----------            ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                                               $ (111,370)           $   1,091
   Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
      Depreciation and amortization                                                    97,648               25,483
      Changes in certain assets and liabilities:
         Brokerage fees receivable                                                     26,549               (4,225)
         Employee advances                                                            (27,658)              67,747
         Prepaid expenses and taxes                                                   (16,378)              (1,407)
         Accounts payable, accrued compensation and other                              (9,954)              19,270
                                                                                   ----------            ---------

            NET CASH PROVIDED BY (USED IN)
             OPERATING ACTIVITIES                                                     (41,163)             107,959
                                                                                   ----------            ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Increase in other assets and due from parent                                       (24,899)                  --
   Acquisition of property and equipment                                             (103,897)              (9,294)
                                                                                   ----------            ---------

            NET CASH USED IN INVESTING ACTIVITIES                                    (128,796)              (9,294)
                                                                                   ----------            ---------
CASH FLOWS FROM FINANCING ACTIVITY - Capital
 contribution by parent                                                                75,000                   --
                                                                                   ----------            ---------
            NET INCREASE (DECREASE) IN CASH
             AND CASH EQUIVALENTS                                                     (94,959)              98,665

CASH AND CASH EQUIVALENTS, Beginning of year                                          185,767               87,102
                                                                                   ----------            ---------

CASH AND CASH EQUIVALENTS, End of year                                             $   90,808            $ 185,767
                                                                                   ==========            =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Interest paid in cash during the period                                         $   16,094            $      --
                                                                                   ==========            =========
   Income taxes paid in cash during the period                                     $   10,000            $   3,294
                                                                                   ==========            =========


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
          On July 31, 1998, the Company recorded goodwill and additional paid-in capital and adjusted its assets and liabilities to fair value in connection with a purchase of the Company's stock.




                       See notes to financial statements.

                               DOW GUARANTEE CORP.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      ORGANIZATION AND BASIS OF PRESENTATION

               Dow Guarantee Corp. (the "Company") was incorporated on March 20, 1985. The Company is a licensed mortgage lender in the State of Florida and is engaged in originating, processing, and funding mortgage loan applications.

               On July 31, 1998, the shareholders of the Company exchanged all of the issued and outstanding common stock of the Company to America's Senior Financial Services, Inc. ("AMSE") for 550,000 shares of AMSE common stock in a tax-free transaction. As a result, the Company became a wholly-owned subsidiary of AMSE on that date. In accordance with applicable accounting principles, this transaction has been recorded as a purchase of the Company by AMSE for financial reporting purposes. Management of AMSE has placed a value of $3,437,500 on the common stock of AMSE issued to the shareholders of the Company. This value was determined at a discount from the common stock's trading level during the time the transaction was completed, as the shares are restricted as to transfer. According to "push down" accounting rules, this transaction, including costs incurred, is recorded on the books of the Company. As a result, the recorded values of the assets and liabilities of the Company were adjusted to their fair values at that date and goodwill was recorded for the excess of the purchase price over the net fair value.

      USE OF ESTIMATES

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      REVENUE RECOGNITION AND CREDIT RISKS

               The Company derives its revenues primarily from mortgage application fees paid by potential borrowers and from brokerage and processing fees payable by the borrower and others at the time of closing. The brokerage and processing fees are recognized as revenue at the time the loans are closed.

               The Company operates in the mortgage banking industry, therefore, it is highly dependent on the status of the economy and interest rates.

      INTANGIBLE ASSETS

               The excess of investment cost over the fair value of net assets acquired (goodwill) is being amortized over a period of 20 years. Amortization of goodwill in the amount of $71,239 was charged to operations in 1998.

      PROPERTY AND EQUIPMENT

               Property and equipment is recorded at acquisition cost and depreciated using the straight-line method over the estimated useful lives of the assets. Useful lives range from five to seven years. Expenditures for routine maintenance and repairs are charged to expense as incurred.

      ADVERTISING

               The costs of advertising, promotion, and marketing programs are charged to operations in the year incurred. Advertising expense was $30,717 and $31,002 for the years ended December 31, 1998 and 1997, respectively.

                               DOW GUARANTEE CORP.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      INCOME TAXES

               The Company accounts for its income taxes in accordance with Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes." Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company anticipates filing a consolidated return with AMSE. The tax provision shown on the accompanying statement of operations was calculated as if the Company filed a separate income tax return.

      CASH AND CASH EQUIVALENTS

               Cash and cash equivalents include all highly liquid investments purchased with an original maturity of three months or less. The Company occasionally maintains cash balances in financial institutions in excess of the federally insured limits.

      FAIR VALUE OF FINANCIAL INSTRUMENTS

               Cash, receivables, and accounts payable and accrued expenses are reflected in the financial statements at fair value because of the short-term maturity of those instruments.

      STATEMENT OF COMPREHENSIVE INCOME

               A statement of comprehensive income has not been included, per SFAS 130, "Reporting Comprehensive Income," as the Company has no items of other comprehensive income.

      RECLASSIFICATIONS

               Certain amounts in the 1997 financial statements have been reclassified to conform to the 1998 presentation.



NOTE 2 - PROPERTY AND EQUIPMENT

               Property and equipment consists of the following at December 31, 1998 and 1997:

                                                       1998             1997
                                                    ----------       ---------

      Office equipment                              $   77,906       $ 122,116
      Furniture and fixtures                            15,445          57,271
      Leasehold improvements                            31,080           5,991
                                                    ----------       ---------
                Total cost                             124,431         185,378
      Less:  Accumulated depreciation                   (7,829)       (146,265)
                                                    ----------       ---------

                Property and equipment, net         $  116,602       $  39,113
                                                    ==========       =========

                               DOW GUARANTEE CORP.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


NOTE 2 - PROPERTY AND EQUIPMENT (continued)

               Depreciation expense for the years ended December 31, 1998 and 1997 was $26,409 and $25,483, respectively. At July 31, 1998, the historical cost of all property and equipment was adjusted to fair value in connection with an acquisition (see Note 1).

NOTE 3 - CREDIT AGREEMENTS

      LINES OF CREDIT

               In October 1996, the Company established two credit lines with a financial institution. The credit lines are guaranteed by an officer and former shareholder. The total amount available under the agreements is $50,000. As of December 31, 1998 and 1997, no amounts were used from the credit facilities.

      MORTGAGE WAREHOUSING AGREEMENT

               In May 1997, the Company entered into an agreement with a financial institution to provide a $1,000,000 mortgage warehousing facility that assists the Company in originating and closing mortgages. The Company is liable under the agreement only if there is a default during a mortgage closing process. There were no amounts owed under this agreement as of December 31, 1998 or 1997. Interest paid during 1998 for borrowings under this agreement totaled $16,094.

NOTE 4 - INCOME TAXES

               A summary of income taxes for the years ended December 31, 1998 and 1997 is as follows:

                                                            1998          1997
                                                         --------       --------
      Currently payable:
         Federal                                         $     --          $ 800
         State                                                 --             20
      Deferred benefit from net operating loss            (14,050)            --
      Valuation allowance                                  14,050             --
                                                         --------          -----
                Total income tax provision               $     --          $ 820
                                                         ========          =====

               The tax provision differs from the Federal statutory rate of 34% because of non-deductible expenses (including the goodwill amortization), the surtax exemptions and rate brackets, and the effect of state income taxes. There are no significant deferred tax assets or liabilities other than from the net operating loss.

               The Company has recorded a valuation allowance in accordance with the provisions of SFAS No. 109 to reflect the estimated amount of deferred tax assets that may not be realized. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.

               The Company has available tax net operating loss carryovers as of December 31, 1998 of approximately $84,400.

                               DOW GUARANTEE CORP.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


NOTE 5 - COMMITMENTS AND CONTINGENCIES

      OFFICE LEASE

               The Company leases office space in various locations, as well as certain office equipment. Future minimum lease payments subsequent to December 31, 1998 under these operating leases are as follows: $94,956 in years 1999 and 2000, $93,293 in 2001, and $12,956 in years 2002 and 2003.
      Rent expense for the years ended December 31, 1998 and 1997 totaled $86,725, and $92,633, respectively.

      LITIGATION

               From time to time, the Company is exposed to claims, regulatory, and legal actions in the normal course of business, some of which may be initiated by the Company. At December 31, 1998, management believes that any such outstanding issues will be resolved without significantly impairing the financial condition of the Company.

                     CAPITAL FUNDING OF SOUTH FLORIDA, INC.







                              FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                      AND
                          INDEPENDENT AUDITORS' REPORT

                     CAPITAL FUNDING OF SOUTH FLORIDA, INC.



                               TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
     INDEPENDENT AUDITORS' REPORT                                   F-41

     FINANCIAL STATEMENTS

                Balance Sheet                                       F-42

                Statement of Operations                             F-43

                Statement of Changes in Stockholders' Equity        F-44

                Statement of Cash Flows                             F-45

     NOTES TO FINANCIAL STATEMENTS                                  F-46 - F-48

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Capital Funding of South Florida, Inc.

We have audited the accompanying balance sheet of Capital Funding of South Florida, Inc. (the "Company"), as of December 31, 1998, and the related statement of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capital Funding of South Florida, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 1, on January 29, 1999, all of the outstanding shares of the Company were acquired by America's Senior Financial Services, Inc.



                                     /s/ Ahearn, Jasco + Company, P.A.
                                     ------------------------------------------
                                     AHEARN, JASCO + COMPANY, P.A.
                                     Certified Public Accountants

Pompano Beach, Florida
April 9, 1999

                     CAPITAL FUNDING OF SOUTH FLORIDA, INC.
                                 BALANCE SHEET
                               DECEMBER 31, 1998



                                     ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                  $  23,543
   Brokerage fees receivable                                     45,828
   Interest receivable from shareholders                          6,000
                                                              ---------

            TOTAL CURRENT ASSETS                                 75,371

PROPERTY AND EQUIPMENT, net                                      79,983

NOTES RECEIVABLE FROM SHAREHOLDERS                              100,000

OTHER ASSETS                                                     67,739
                                                              ---------
            TOTAL                                             $ 323,093
                                                              =========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Notes payable - lines of credit                            $ 110,455
   Accounts payable                                              25,909
   Accrued compensation                                          17,873
   Other accrued liabilities                                     35,000
                                                              ---------

            TOTAL CURRENT LIABILITIES                           189,237
                                                              ---------


COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Common stock, $1 par value; 10,000 shares
    authorized, 2,000 shares issued and outstanding               2,000
   Additional paid-in capital                                    59,369
   Retained earnings                                             72,487
                                                              ---------

            TOTAL STOCKHOLDERS' EQUITY                          133,856
                                                              ---------

            TOTAL                                             $ 323,093
                                                              =========





                       See notes to financial statements.

                     CAPITAL FUNDING OF SOUTH FLORIDA, INC.
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998



REVENUES                                                            $1,419,184
                                                                    ----------
EXPENSES:
   Compensation                                                        826,415
   Administrative, processing, and occupancy                           476,956
                                                                    ----------
            TOTAL EXPENSES                                           1,303,371
                                                                    ----------
            INCOME FROM OPERATIONS                                     115,813

INTEREST INCOME                                                          7,735

INTEREST EXPENSE                                                        (4,742)
                                                                    ----------
            NET INCOME                                              $  118,806
                                                                    ==========





                       See notes to financial statements.

                     CAPITAL FUNDING OF SOUTH FLORIDA, INC.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1998





                                         COMMON                         Additional                               Total
                                         STOCK            Common           Paid-in           Retained        Stockholders'
                                      # OF SHARES          Stock           Capital           Earnings            Equity
                                     --------------    -------------    --------------    --------------    ----------------
STOCKHOLDERS' EQUITY,
 January 1, 1998                          2,000            $2,000         $59,369           $ 228,984          $ 290,353

S corporation distributions                  --                --              --            (275,303)          (275,303)

Net income for the year ended
 December 31, 1998                           --                --              --             118,806            118,806
                                          -----            ------         -------           ---------          ---------

STOCKHOLDERS' EQUITY,
 December 31, 1998                        2,000            $2,000         $59,369           $  72,487          $ 133,856
                                          =====            ======         =======           =========          =========







                       See notes to financial statements.

                     CAPITAL FUNDING OF SOUTH FLORIDA, INC.
                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998


CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                    $ 118,806
   Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and valuation allowance                                          59,518
      Changes in certain assets and liabilities:
         Brokerage fees receivable                                                 (38,406)
         Interest receivable from shareholders                                      (6,000)
         Accounts payable and accrued liabilities                                   34,003
                                                                                 ---------
            NET CASH PROVIDED BY OPERATING ACTIVITIES                              167,921
                                                                                 ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Change in other assets                                                               87
   Purchases of property and equipment                                             (34,524)
                                                                                 ---------
            NET CASH USED IN INVESTING ACTIVITIES                                  (34,437)
                                                                                 ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   S corporation distributions                                                    (275,303)
   Repayment of shareholder advances                                              (150,000)
   Proceeds from lines of credit, net                                               70,580
                                                                                 ---------
            NET CASH USED IN FINANCING ACTIVITIES                                 (354,723)
                                                                                 ---------

            NET DECREASE IN CASH AND CASH EQUIVALENTS                             (221,239)

CASH AND CASH EQUIVALENTS, Beginning of year                                       244,782
                                                                                 ---------
CASH AND CASH EQUIVALENTS, End of year                                           $  23,543
                                                                                 =========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Interest paid in cash during the period                                       $   4,742
                                                                                 =========
   Income taxes paid in cash during the period                                   $      --
                                                                                 =========


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES:
             Property and equipment with a net book value of $66,514 was transferred from depreciable assets to other assets when the property was removed from current use in the business.




                       See notes to financial statements.

                CAPITAL FUNDING OF SOUTH FLORIDA, INCORPORATION
                         NOTES TO FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      ORGANIZATION AND BASIS OF PRESENTATION

               Capital Funding of South Florida, Inc. (the "Company") was incorporated on August 29, 1994. The Company is a licensed mortgage lender in the State of Florida and is engaged in originating, processing, and funding mortgage loan applications.

               On January 29, 1999, the shareholders of the Company exchanged all of the issued and outstanding common stock of the Company to America's Senior Financial Services, Inc. ("AMSE") for 221,664 shares of AMSE common stock in a tax-free transaction. As a result, the Company became a wholly-owned subsidiary of AMSE on that date.

      USE OF ESTIMATES

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      REVENUE RECOGNITION AND CREDIT RISKS

               The Company derives its revenues primarily from mortgage application fees paid by potential borrowers and from brokerage and processing fees payable by the borrower and others at the time of closing. The brokerage and processing fees are recognized as revenue at the time the loans are closed.

               The Company operates in the mortgage banking industry, therefore, it is highly dependent on the status of the economy and interest rates.

      PROPERTY AND EQUIPMENT

               Property and equipment is recorded at acquisition cost and depreciated using the straight-line method over the estimated useful lives of the assets. Useful lives range from five to seven years. Expenditures for routine maintenance and repairs are charged to expense as incurred.

      ADVERTISING

               The costs of advertising, promotion, and marketing programs are charged to operations in the year incurred. Advertising expense was $15,955 for the year ended December 31, 1998.

      INCOME TAXES

               The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for income taxes has been included in the accompanying financial statements.

               On January 29, 1999, as a result of the acquisition by AMSE of the Company's common stock, the Company ceased to be an S corporation.

      CASH AND CASH EQUIVALENTS

               Cash and cash equivalents include all highly liquid investments purchased with an original maturity of three months or less. The Company occasionally maintains cash balances in financial institutions in excess of the federally insured limits.

                     CAPITAL FUNDING OF SOUTH FLORIDA, INC.
                         NOTES TO FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      FAIR VALUE OF FINANCIAL INSTRUMENTS

               Cash, receivables, accounts payable and accrued expenses, and notes payable are reflected in the financial statements at fair value because of the short-term maturity of those instruments.

      STATEMENT OF COMPREHENSIVE INCOME

               A statement of comprehensive income has not been included, per SFAS 130, "Reporting Comprehensive Income," as the Company has no items of other comprehensive income.

NOTE 2 - PROPERTY AND EQUIPMENT

               Property and equipment consists of the following at December 31, 1998:

          Office and other equipment                              $   78,100
          Furniture and fixtures                                      13,125
          Leasehold improvements                                      40,377
                                                                  ----------
                    Total cost                                       131,602
          Less:  Accumulated depreciation                            (51,619)
                                                                  ----------
                    Property and equipment, net                   $   79,983
                                                                  ==========

               Depreciation expense for the year ended December 31, 1998 was $25,732. The balance sheet caption, "other assets," includes property not currently in use in the operation of the Company; a valuation allowance of $33,786 was charged to earnings in 1998 to reduce this property to its estimated net realizable value of $66,514.

NOTE 3 - NOTES PAYABLE

               The Company has two credit lines with financial institutions. The balances due at December 31, 1998 were $61,455, with interest at 10.25%, and $49,000, with interest at 8.5%. The notes are due on demand, are unsecured, and are guaranteed by a shareholder.

NOTE 4 - COMMITMENTS AND CONTINGENCIES

      OFFICE LEASE

               The Company leases office space in various locations, as well as certain office equipment. Future minimum lease payments subsequent to December 31, 1998 under these operating leases are as follows: $43,900 in 1999, $24,000 in 2000, and $12,000 in 2001. Rent expense for the year ended December 31, 1998 totaled $70,359.

      LITIGATION

               From time to time, the Company is exposed to claims, regulatory, and legal actions in the normal course of business, some of which may be initiated by the Company. At December 31, 1998, management believes that any such outstanding issues will be resolved without significantly impairing the financial condition of the Company.

                     CAPITAL FUNDING OF SOUTH FLORIDA, INC.
                         NOTES TO FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1998


NOTE 5 - RELATED PARTY TRANSACTIONS

      NOTES RECEIVABLE

               Two shareholders each owe the Company $50,000 under promissory notes dated December 31, 1997. Both notes bear interest at 6% per annum and the interest is payable annually on December 31st. The notes are due on January 1, 2004. The interest due December 31, 1998 was not paid and is therefore recorded as a receivable from shareholders.

               The fair value of these notes is not subject to reasonable estimation because of their related party nature.

      DISTRIBUTIONS TO SHAREHOLDERS

               The shareholders of the Company received S corporation distributions totaling $275,303 in 1998.

      SHAREHOLDER ADVANCES

               At December 31, 1997, the Company owed its shareholders $150,000 pursuant to non-interest bearing advances received in December 1997. These amounts were repaid in January 1998.

                          JUPITER MORTGAGE CORPORATION

                              FINANCIAL STATEMENTS

                           December 31, 1998 and 1997

                                      with

                     REPORT OF CERTIFIED PUBLIC ACCOUNTANTS

                          INDEPENDENT AUDITOR'S REPORT



To the Stockholders
Jupiter Mortgage Corporation


We have audited the accompanying balance sheets of Jupiter Mortgage Corporation (an S Corporation) as of December 31, 1998 and 1997, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jupiter Mortgage Corporation as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

WISNESKI, BLAKISTON & LESLIE, P.A.



Jupiter, Florida
March 12, 1999

                          JUPITER MORTGAGE CORPORATION
                                 BALANCE SHEETS
                           December 31, 1998 and 1997





                                                    1998          1997
                                                  --------      --------
                                 ASSETS
CURRENT ASSETS
  Cash                                            $214,835      $ 60,282
  Brokerage fees receivable                         67,714        16,078
  Loan to employees                                  7,628         3,776
  Prepaid expenses                                     889         5,514
                                                  --------      --------
     TOTAL CURRENT ASSETS                          291,066        85,650

PROPERTY AND EQUIPMENT, net                         66,865        49,832

DEPOSITS                                            11,334         4,302
                                                  --------      --------
                                                  $369,265      $139,784
                                                  ========      ========


                  LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Escrow deposits                                 $  4,452      $  9,690
  Accounts payable                                      --         5,338
  Line of credit                                    93,609        36,000
                                                  --------      --------
     TOTAL CURRENT LIABILITIES                      98,061        51,028


STOCKHOLDERS= EQUITY
  Common stock, $1 par value; 1,000 shares
    authorized, issued and outstanding               1,000         1,000
  Paid-in capital                                  124,106        24,106
  Retained earnings                                146,098        63,650
                                                  --------      --------
      TOTAL STOCKHOLDERS= EQUITY                   271,204        88,756
                                                  --------      --------
                                                  $369,265      $139,784
                                                  ========      ========





                             See accompanying notes.

                          JUPITER MORTGAGE CORPORATION
                              STATEMENTS OF INCOME
                 For the Years Ended December 31, 1998 and 1997







                                                    1998             1997
                                                 ----------      ----------
REVENUES                                         $2,746,104      $1,725,225


EXPENSES
  Payroll and related expenses                    1,632,728       1,044,275
  Administrative, processing, and occupancy         995,928         633,424
                                                 ----------      ----------

     TOTAL EXPENSES                               2,628,656       1,677,699
                                                 ----------      ----------

NET INCOME                                       $  117,448      $   47,526
                                                 ==========      ==========












                             See accompanying notes.

                          JUPITER MORTGAGE CORPORATION
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 For the Years Ended December 31, 1998 and 1997





                                              Common                    Additional                      Total
                                              Stock         Common       Paid-in        Retained     Stockholders'
                                           # of Shares      Stock        Capital        Earnings        Equity
                                           -----------      -------     ----------      --------     -------------
STOCKHOLDERS' EQUITY,
  January 1, 1997                             1,000         $1,000       $ 24,106       $ 27,185        $ 52,291

Net income for the year ended
  December 31, 1997                              --             --             --         47,526          47,526

Distributions to stockholders'                   --             --             --        (11,061)        (11,061)
                                              -----         ------       --------      ---------       ---------

STOCKHOLDERS' EQUITY,
  December 31, 1997                           1,000          1,000         24,106         63,650          88,756

Capital contributed by stockholders'             --             --        100,000             --         100,000

Net income for the year ended
  December 31, 1998                              --             --             --        117,448         117,448

Distributions to stockholders'                   --             --             --        (35,000)        (35,000)
                                              -----         ------       --------      ---------       ---------
STOCKHOLDERS' EQUITY,
  December 31, 1998                           1,000         $1,000       $124,106       $146,098        $271,204
                                              =====         ======      =========      =========       =========













                             See accompanying notes.

                          JUPITER MORTGAGE CORPORATION
                            STATEMENTS OF CASH FLOWS
                 For the Years Ended December 31, 1998 and 1997






                                                          1998             1997
                                                       ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                           $ 117,448       $  47,526
  Adjustments to reconcile net income to net cash
    provided by operating activities:
        Depreciation                                      16,797          22,084
        Increase in current liabilities                   47,033          43,930
        Increase in current assets                       (50,863)        (19,260)
        Increase in deposits                              (7,032)         (4,042)
                                                       ---------       ---------
      NET CASH PROVIDED BY OPERATING ACTIVITIES          123,383          90,238


CASH FLOWS FROM INVESTING ACTIVITIES
  Cash used to purchase equipment                        (33,830)        (62,467)
                                                       ---------       ---------
     NET CASH USED IN INVESTING ACTIVITIES               (33,830)        (62,467)
                                                       ---------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  Repayment of long-term debt                                 --          (1,927)
  Capital contributed                                    100,000              --
  Distributions to stockholders                          (35,000)        (11,061)
                                                       ---------       ---------
    NET CASH PROVIDED BY (USED IN)
    FINANCING ACTIVITIES                                  65,000         (12,988)
                                                       ---------       ---------

NET INCREASE  IN CASH                                    154,553          14,783

CASH, Beginning of year                                   60,282          45,499
                                                       ---------       ---------

CASH, End of year                                      $ 214,835       $  60,282
                                                       =========       =========



SUPPLEMENTAL DISCLOSURES
  Interest paid in cash during the period              $   4,578       $     624
                                                       =========       =========


                             See accompanying notes.

                          JUPITER MORTGAGE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1998 and 1997

Jupiter Mortgage Corporation, Inc. (the Company), is a Florida Corporation incorporated on June 29, 1984. The Company is a licensed correspondent mortgage lender in the Palm Beach County Florida area.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS
Cash and cash equivalents include all highly liquid investments purchased with an original maturity of three months or less. The company occasionally maintains cash balances in financial institutions in excess of the federally insured limits.

PROPERTY AND EQUIPMENT
Property and equipment is stated at cost less accumulated depreciation. Improvements are capitalized if they have a useful life of more than one year. Maintenance and repairs are charged to expense as incurred. Depreciation is computed using various methods over the estimated useful lives of the assets.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that directly affect the reported amounts of assets and liabilities and disclosure of continent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Actual results could differ from these estimates.

REVENUE RECOGNITION AND CREDIT RISKS
The company derives its revenues primarily from mortgage application fees paid by potential borrowers and from brokerage and processing fees payable by the borrower and others at the time of closing. The brokerage and processing fees are recognized as revenue at the time the loans are closed.

The Company operates in the mortgage banking industry, therefore, it is highly dependent on the status of the economy and interest rates.

ADVERTISING
The costs of advertising, promotion, and marketing programs are charged to operations in the year incurred. Advertising expense was $44,128 and $44,621 for the years ended December 31, 1998 and 1997, respectively.

                          JUPITER MORTGAGE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1998 and 1997



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

INCOME TAXES
The Company has elected under the Internal Revenue Code to be an S Corporation. In lieu of corporation income taxes, the stockholders are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for income taxes is included in the financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS
Cash, receivables, and accounts payable and accrued expenses are reflected in the financial statements at fair value because of the short-term maturity of those instruments.

STATEMENT OF COMPREHENSIVE INCOME
A statement of comprehensive income has not been included, per SFAS 130, "Reporting Comprehensive Income", as the Company has no items of other comprehensive income.

RECLASSIFICATIONS
Certain amounts in the 1997 financial statements have been reclassified to conform to the 1998 presentation.


2. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                           1998          1997
                                                        ---------      --------
Computer and other office equipment                     $  54,655      $ 27,277
Furniture and fixtures                                     56,540        49,822
Vehicles 47,098                                            47,098        47,098
Leasehold improvements                                      9,158        14,942
                                                        ---------      --------
                                                          167,451       139,139
Less allowance for depreciation                          (100,586)      (89,307)
                                                        ---------      --------
                                                        $  66,865      $ 49,832
                                                        =========      ========

Depreciation expense for the years ended December 31, 1998 and 1997 was $29,940 and $22,084, respectively.

                          JUPITER MORTGAGE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1998 and 1997


3. CREDIT ARRANGEMENTS

LINES OF CREDIT
The Company has two lines of credit. One is a $50,000 line which expires September 30, 1999, with interest at 11% paid monthly. The second line, entered into in 1998, is for $50,000 with interest at 11% paid monthly. At December 31, 1998 and 1997, approximately $94,000 and $36,000, respectively, was outstanding on the lines. The lines are personally guaranteed by the Company's shareholders.

MORTGAGE WAREHOUSING AGREEMENT
During 1998, the Company entered into an agreement with a financial institution to provide a $2,000,000 mortgage warehousing facility that assists the Company in originating and closing mortgages. The Company becomes liable under the agreement if the loans are not resold and all amounts in process at December 31, 1998 were subsequently sold. Interest paid during 1998 was less than $5,000. The line is personally guaranteed by the Company's shareholders.


4. COMMITMENTS AND CONTINGENCIES

OFFICE LEASES
The Company operated six offices during 1998 (4 in 1997) with aggregate monthly rents approximating $7,000 and $5,000 during most of the years ended December 31, 1998 and 1997, respectively. One of the offices is leased on a month-to-month basis. The other leases expire at various times through November 2003. The leases are personally guaranteed by the Company's shareholders.

Minimum future commitments under existing leases are as follows:

                                        1998             1997
                                      ---------        ---------
                  1999                $ 107,700        $  37,800
                  2000                $ 107,400        $  23,000
                  2001                $  83,800        $  19,200
                  2002                $  79,700        $      --
                  2003                $  69,100        $      --


LITIGATION
From time to time, the Company is exposed to claims, regulatory, and legal actions in the normal course of business, some of which may be initiated by the Company. At December 31, 1998 and 1997, management believes that any such outstanding issues will be resolved without significantly impairing the financial condition of the Company.

           AMERICA'S SENIOR FINANCIAL SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED UNAUDITED PROFORMA STATEMENTS OF OPERATIONS INCLUDING JUPITER
                      FOR THE YEAR ENDED DECEMBER 31, 1999


                                                          1/01/99 to       1/01/99 to
                                       Historic            1/31/99           8/18/99                               Proforma
                                         AMSE               CFSF             Jupiter          Adjustments        Consolidated
                                     ------------       ------------       ------------       ------------       ------------
Revenues:                            $  4,723,697       $     58,469       $  1,771,773                          $  6,553,939

Expenses:
   Payroll and related expenses         4,024,889             58,089          1,103,902                             5,186,880
   Administrative, processing,
     and occupancy                      2,996,515             37,191            822,308                             3,856,014
   Debenture Financing Costs            1,491,628                 --                 --                             1,491,628
   Impairment charges                   3,259,311                 --                                                3,259,311
   Goodwill amortization                  194,163                 --                 --            172,047 (a)        366,210
                                     ------------       ------------       ------------       ------------       ------------
TOTAL EXPENSES                         11,966,506             95,280          1,926,210            172,047         14,160,043
                                     ------------       ------------       ------------       ------------       ------------
PROFIT (LOSS) FROM OPERATIONS          (7,242,809)           (36,811)          (154,437)          (172,047)        (7,606,104)
                                     ------------       ------------       ------------       ------------       ------------
Interest Expense (Net)                    519,031                 --                --                                519,013
                                                                                                                 ------------

PROFIT (LOSS) BEFORE INCOME TAXES      (7,761,840)           (36,811)          (154,437)          (172,047)        (8,125,135)

PROVISION FOR INCOME TAXES                     --                 --                 --                                   --
                                     ------------       ------------       ------------       ------------       ------------
NET PROFIT (LOSS)                    $ (7,761,840)          (36,811)       $   (154,437)          (172,047)      $ (8,125,135)
                                     ============       ============       ============       ============       ============


(a) To annualize goodwill as if this acquisition took place on January 1, 1999.

           AMERICA'S SENIOR FINANCIAL SERVICES,INC. AND SUBSIDIARIES CONSOLIDATED UNAUDITED PROFORMA BALANCE SHEET AT DECEMBER 31, 1998

                                                                                                                   Proforma
                                                           AMSE         CFSF         Jupiter      Adjustments    Consolidated
                                                        -----------    ---------     ---------    -----------     -----------
       Assets:
       Cash and cash equivalents                          $ 195,728     $ 23,543     $ 214,835                     $ 434,106
       Brokerage fee's receivable                            49,853       45,828        67,714                       163,395
       Notes & Other Receivable                              22,618      106,000                                     128,618
       Employee advances                                     70,528           --         7,628                        78,156
       Prepaid expenses                                      46,699           --           889                        47,588
       Property and equipment, net                          254,783       79,983        66,865                       401,631
       Other Assets                                         319,940       67,739        11,334       (319,940)a       79,073
       Goodwill, Net                                      3,348,215           --                    4,763,398 a    8,111,613
                                                        -----------    ---------     ---------    -----------     -----------
               Total Assets                             $ 4,308,364    $ 323,093     $ 369,265                   $ 9,444,180

       Liabilities:
       Current portion of long-term debt                    $ 5,798    $ 110,454      $ 93,609                     $ 209,861
       Accounts payable and accrued expenses                173,904       60,909         4,452        143,871        383,136
       Commission payable                                    49,054       17,873            --                        66,927
       Income taxes payable                                      --           --            --                            --
       Long-Term debt, less current portion                  13,287           --            --                        13,287
                                                        -----------    ---------     ---------    -----------     -----------
               Total Liabilities                            242,043      189,236        98,061                       673,211

       Stockholders' Equity:
       Common Stock                                           5,899        2,000         1,000            599 a        9,498
       Additional paid-in capital                         4,584,932       59,369       124,106      4,517,574 a    9,285,981
       Retained earnings                                    (58,177)     (46,318)       28,650         17,668 a      (58,177)
       Income YTD                                          (399,266)     118,806       117,448       (236,254)a     (399,266)
       Unearned Compensation - restricted stock             (67,067)          --            --                       (67,067)
                                                        -----------    ---------     ---------    -----------     -----------
               Total stockholders' equity                 4,066,321      133,857       271,204                     8,770,969
                                                        -----------    ---------     ---------    -----------     -----------
               Total liabilities and stockholders'
                   equity                               $ 4,308,364    $ 323,093     $ 369,265                   $ 9,444,180
                                                        ===========    =========     =========    ===========     ===========



a- To record estimated purchase accounting entry as if the Capital & Jupiter acquisition took place on December 31, 1998.

           AMERICA'S SENIOR FINANCIAL SERVICES,INC. AND SUBSIDIARIES
 PROFORMA CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS AT DECEMBER 31, 1998



                                               1998      01/01/98 to      1998           1998
                                             Historic     7/31/98       Historic       Historic                       Proforma
                                               AMSE         DOW           CFSF         Jupiter        Adjustments   Consolidated
                                            -----------  -----------   -----------    -----------     -----------    -----------

       Revenues:                            $ 1,797,632  $ 1,490,249   $ 1,426,919    $ 2,746,104                    $ 7,460,904
                                            -----------  -----------   -----------    -----------    -----------     -----------
       Expenses:
          Payroll and related expenses        1,335,488      822,372       826,415      1,632,728                      4,617,003
          Administrative, processing,
             and occupancy                      722,828      630,023       476,956        995,928                      2,825,735
          Acquisition costs                      14,969           --            --             --                         14,969
          Employee recruitment                   50,333           --            --             --                         50,333
          Goodwill amortization                  71,239           --            --             --        359,859 (a)     431,098
                                            -----------  -----------   -----------    -----------    -----------     -----------

       TOTAL EXPENSES                         2,194,857    1,452,395     1,303,371      2,628,656        359,859       7,939,138
                                            -----------  -----------   -----------    -----------    -----------     -----------

       PROFIT (LOSS) FROM OPERATIONS           (397,225)      37,854       123,548        117,448       (359,859)       (478,234)
                                            -----------  -----------   -----------    -----------    -----------     -----------

       INTEREST EXPENSE (NET)                     2,041       16,094         4,742             --                         22,877
                                            -----------  -----------   -----------    -----------    -----------     -----------

       PROFIT (LOSS) BEFORE INCOME TAXES       (399,266)      21,760       118,806        117,448       (359,859)       (501,111)

       PROVISION FOR INCOME TAXES                    --           --            --             --                              0
                                            -----------  -----------   -----------    -----------    -----------     -----------
       NET PROFIT (LOSS)                     $ (399,266)    $ 21,760     $ 118,806      $ 117,448     $ (359,859)     $ (501,111)
                                            ===========  ===========   ===========    ===========    ===========     ===========



(a) To annualize goodwill as if these acquisition's took place on January 1, 1998.

            No dealer, salesman or other person is authorized
     to give any information or make any information or make
     any representations not contained in this Prospectus with
     respect to the offering made hereby.  This Prospectus does                    418,125 Shares of Common Stock
     not constitute an offer to sell any of the securities offered hereby in any jurisdiction where, or to any person to
     whom it is unlawful to make such an offer.  Neither the                             AMERICA'S SENIOR
     delivery of this Prospectus nor any sale made hereunder                          FINANCIAL SERVICES, INC.
     shall, under any circumstances, create an implication that there has been no change in the information set forth
     herein or in the business of the Company since the date
     hereof.

                             TABLE OF CONTENTS

                                                                                               PROSPECTUS

     Prospectus Summary.................................................  4
     Risk Factors.......................................................  5
     Use of Proceeds....................................................  5                  October 3, 2000
     Market for the Shares..............................................  5
     Dividend Policy....................................................  6
     Management's Discussion and Analysis
      of Financial Condition and Results of
      Operations........................................................  6
     Recent Sale of Convertible Debentures..............................  ?
     Business........................................................... 11
     Management.........................................................  6
     Executive Compensation............................................. 18
     Security Ownership of Certain Beneficial
       Owners and Management............................................ 22
     Indemnification.................................................... 23
     Certain Relationships and Related
      Transactions...................................................... 21
     Plan of Distribution/Selling Security Holders...................... 23
     Description of Securities.......................................... 22
     Legal Matters...................................................... 26
     Experts............................................................ 26
     Additional Information............................................. 26
     Financial Statements...............................................F-1

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Reference is hereby made to the provisions of Section F.S. 607.0850 of the Florida Business Corporation Act which provides for indemnification of directors and officers under certain circumstances.

         Reference is hereby made to Article IX of Registrant's By-laws which is filed as Exhibit 2(c)and Article VI of the Articles of Incorporation which is filed as Exhibit 2(a).

         Item 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses in connection with the issuance and distribution of the securities offered hereby.

                  Registration Fee                                     $    --
                  Printing Expenses*                                     2,500
                  Legal Fees and Expenses*                               7,500
                  Accounting Fees and Expenses*                          3,000
                  Blue Sky Fees and Expenses*                            3,000
                  Transfer Agent Fees and Expenses*                      1,000
                  Misc.*                                                   200
                                                                       -------
                  Total                                                $17,200
--------------------
*Estimated

         Item 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         The following provides information concerning all sales of securities within the last three years which were not registered under the Securities Act of 1933.

         On December 1997, the Company issued 1,117,000 shares of common stock to its founders, directors, certain employees and advisors. Such shares were issued for $2,767, which was received in cash or services. Such shares were issued without registration pursuant to an exemption from registration under
Section 4(2) of the Securities Act of 1933.

         In December 1997, the Company sold 600,000 shares of common stock and 700,000 Common Stock Purchase Warrants to 41 investors for $100,000. Such offering was made pursuant to Rule 504 of Regulation D. Each Common Stock Purchase Warrant entitled to the holder to purchase one share of common stock for $1.00 per share. During 1998, 700,000 of the Warrants were exercised and the Company issued 700,000 shares of common stock pursuant to Rule 504 of Regulation D.

         In July 1998, the Company issued a total of 550,000 shares of common stock to Charles and Linda Kluck in connection with the acquisition of Dow and 66,667 to Vista Growth Partners, Inc. for services in connection with such acquisition. Such shares were issued without registration pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.

         The Company issued 74,400 shares to employees as restricted stock awards in 1998 and 128,300 shares during 1999. Such shares were issued without registration pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.

         In 1998, the Company issued shares to investors pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.


       Date          Consideration         Shares         Purchaser                   Accredited/Sophisticated
       ----          -------------         ------         ---------                   ------------------------
       9/11/98        $  1,000                500         Carpenter, Michael                Sophisticated
       9/11/98           1,000 (a)            500         Shea, Elly                        Sophisticated
       9/11/98          20,000             10,000         Weinstein, Mitchell D.            Sophisticated
       9/11/98          20,000             10,000         Snyder, Scott A.                  Sophisticated
       9/14/98          20,000             10,000         Hoffberger, Robert                Sophisticated
       9/11/98          20,000             10,000         Aurelia Holdings Ltd.             Sophisticated
       9/11/98          15,000              7,500         Donahue, Edwin                    Sophisticated
       9/16/98          10,000              5,000         Antosek, Richard B.               Sophisticated
       9/16/98          15,000              7,500         Gittelman, Marc C.                Sophisticated
       9/18/98           5,000              2,500         Stott, Robert S.                  Sophisticated
       9/23/98          10,000              5,000         Bailey, Darryl L.                 Sophisticated
      10/12/98          10,000             10,000         Snyder, Scott A.                  Sophisticated
      10/12/98           7,500             17,500         Gittleman, Marc C.                Sophisticated
      10/12/98          10,000             10,000         Aurelia Holdings Ltd.             Sophisticated
      10/12/98           5,000             2,500          Antosek, Richard                  Sophisticated
      10/12/98          10,000            10,000          Weinstein, Mitchell D.            Sophisticated
      10/12/98          10,000            10,000          Hoffberger, Robert                Sophisticated
      10/28/98          10,000             5,000          Shelley, Michael J.               Sophisticated
      10/26/98           1,000 (a)           500          Shea, Elly                        Sophisticated
      12/11/98           3,000             1,500          Perez, Jorge                      Sophisticated
      12/11/98          15,000             7,500          Gibson, Paul D.                   Sophisticated
      12/11/98           5,000             2,500          Prado, Gary                       Sophisticated
      12/11/98           4,000             2,000          Allen, Robert W.                  Sophisticated
      12/11/98           1,576             1,300          Prado, Gary                       Sophisticated
      12/11/98           1,212             1,000          Prado, Gary                       Sophisticated
      12/11/98           1,212             1,000          Prado, Gary                       Sophisticated
                      --------           -------
                      $231,500           140,800
                      ========           =======

--------------------
(a) These shares were purchased for cash by Elly Shea an officer of the corporation.

         In 1999 the Company issued shares to investors pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.

       Date          Consideration       Shares      Purchaser                              Accredited/Sophisticated
       ----          -------------       ------      ---------                              ------------------------
       1/4/99         $  4,000            2,000      Deery, Scott                                 Sophisticated
      2/17/99              100              100      Charlesworth, Steven                         Sophisticated
      2/17/99              100              100      Charlesworth, Joan                           Sophisticated
      2/17/99              100              100      Charlesworth, Carrie                         Sophisticated
      2/17/99            1,000            1,000      Charlesworth, David E.                       Sophisticated
      2/17/99            1,000            1,000      Hersha, Julia Jean                           Sophisticated
      2/17/99            1,000            1,000      Langston, Timothy                            Sophisticated
      2/17/99            1,000            1,000      Edgar, Derek                                 Sophisticated
      2/17/99            4,000            4,000      Fleming, Carol                               Sophisticated
      2/17/99            4,000            4,000      Locke, Victor M.                             Sophisticated
      2/26/99           15,000           15,000      Snyder, Scott A.                             Sophisticated
      2/26/99           15,000           15,000      Aurelia Holdings Ltd.                        Sophisticated
      2/23/99           10,000           10,000      Biondo, Jane M.                              Sophisticated
       3/1/99            1,500            1,500      Locke, Edwin                                 Sophisticated
      2/25/99           40,000           40,000      Brickell Equity Group, Ltd.                  Sophisticated
      2/25/99           60,000           60,000      Palmun Associates                            Sophisticated
      3/15/99            7,000            7,000      Donahue, Edwin                               Sophisticated
      3/15/99              100              100      Frantz, Arlee                                Sophisticated
       5/5/99           75,000           37,500      Palmun Associates                            Sophisticated
       6/9/99           25,000           12,500      Rosen, Kenneth                               Sophisticated
       6/9/99           50,000           25,000      Kahn, Marc A & Laurie D Kahn JT Ten          Sophisticated
      10/4/99          100,048           29,644      Buono, Michael J                             Sophisticated
     10/15/99            5,002            1,482      Buono, Michael J                             Sophisticated
     10/12/99           25,012            7,411      Pargulski, John M                            Sophisticated
     10/12/99           25,002            7,408      Girard, Dean J                               Sophisticated
      10/4/99          100,001           29,630      Buono, Ronald J                              Sophisticated
      10/4/99           33,800           10,015      Glass, Michael                               Sophisticated
      10/4/99           60,000           17,778      Anderson, Deanne J                           Sophisticated
      10/4/99           25,012            7,411      Bashwiner, Robert T                          Sophisticated
      10/4/99           27,040            8,012      Douglas, James R                             Sophisticated
      10/4/99           67,600           20,030      Kauff, Richard L                             Sophisticated
     11/24/99           50,625           15,000      Palmun Associates A Partnership              Sophisticated
      12/1/99           50,625           15,000      Kahn, Albert L and Ellen B Kahn JT Ten       Sophisticated
     12/16/99           27,000            8,000      Kahn, Marc                                   Sophisticated
      1/25/00            7,500            5,000      Bailey, Darryl L                             Sophisticated
                      --------        ---------

                      $919,167          419,721
                      ========        =========


          In 1999 the Company issued the following shares to investors pursuant to 504 of Regulation D.


       Date          Consideration           Shares         Purchaser                 Accredited/Sophisticated
       ----          -------------           ------         ---------                 ------------------------
      1/26/99         $100,000               100,000        Fidra Holdings, Ltd.            Accredited
      1/26/99           34,000                34,000        Fidra Holdings, Ltd.            Accredited
      1/26/99           50,000                50,000        Fidra Holdings, Ltd.            Accredited
      1/26/99           50,000                50,000        Fidra Holdings, Ltd.            Accredited
      2/25/99           16,666                16,666        Weltman, Louis                  Sophisticated
      2/25/99           16,667                16,667        Brickell Equity Group, Inc.     Sophisticated
      2/25/99           16,667                16,667        Palmun Associates               Sophisticated
                      --------               -------
                      $284,000               284,000
                      ========               =======

         On January 29, 1999 we issued 221,664 shares of our common stock as follows to the former shareholders and the investment banker of Capital Funding of South Florida, Inc. Such shares were issued without registration pursuant to section 4(2) of the Securities Act of 1933.

         George & Tracy Pollis                        105,228
         Paula Police                                 105,228
         First Fidelity Capital Markets, Inc.          11,088

         We also issued 16,000 shares to our investment banker Vistra Growth Partners, Inc. in connection with the acquisition.

         During May of 1999 we issued 185,500 shares to placement agents and advisors in connection with the $2,500,000 convertible debenture sold on May 5, 1999. On August 12, 1999 we issued 23,000 shares of our Common Stock in connection with two new employees and in exchange for various assets of theirs in order to open our offices in New York and New Jersey. In November of 1999 we issued 125,000 shares of common stock to the shareholders of a potential acquisition candidate. These shares were returned and voided during February of 2000. We also issued 5,200 shares of our common stock to Brickell Equity Group, Inc. for consulting services on December 20, 1999.

         Through January 31, 2000 we issued a total of 296,207 shares to Fennell Avenue Associates LLP in connection with the conversion of, and applicable interest on $1,000,000 principal of the convertible debenture issued in May of 1999.

         On August 18, 1999 we issued 360,750 shares of our common stock as follows to the former shareholders and the investment banker of Jupiter Mortgage Corporation. Such shares were issued without registration pursuant to
Section 4(2) of the Securities Act of 1933.

         Deanne J. Anderson                           169,553
         Michael J. Buono                             169,553
         First Fidelity Capital Markets, Inc.          21,644

         All of the securities listed in the charts above were issued pursuant to individual subscription agreements provided by each purchaser. Each purchaser is a sophisticated investor, as documented in their subscription agreement.
All of the individuals listed were given access to all documents, financial statements, stockholder records, minute books and all other records of the company in which they desired. These individuals also had the opportunity to meet with and ask questions of the officers of the Company.

         None of the securities discussed above were registered under the Securities Act of 1933, exemption being claimed in each case pursuant to Regulation D or Section 4(2) thereof. All shares which were not issued under Rule 504 exemption were issued with restrictive legend and stop transfer orders. No general advertising or solicitation was utilized in connection with any such sales. All investors were offered access to the Company's books and records and the opportunity to meet with officers of the Company.

         Item 27.   EXHIBITS

The following Exhibits are incorporated by reference to the Exhibits of the same number filed with the Company's Registration Statement on Form 10-SB filed
April 16, 1999:

Exhibit No.       Description
-----------       -----------
2(a)              Articles of Incorporation of the Registrant*

2(b)              Articles of Amendment to Articles of Incorporation*

2(c)              By-Laws of the Registrant*

2(d)              Incentive Stock Option Plan*

2(e)              Non-Qualified Stock Option Plan*

6(a)              Employment Agreement as of January 2, 1998 between Registrant and
                  Nelson A. Locke*

6(b)              Employment Agreement as of January 2, 1998 between Registrant and
                  Cheryl D. Locke*

6(c)              Employment Agreement as of July 31, 1998 between Registrant and Dow
                  Guarantee Corp. and Charles M. Kluck*

6(d)              Employment Agreement as of July 31, 1998 between Registrant and Dow
                  Guarantee Corp. and Linda C. Kluck*

6(e)              Employment Agreement as of August 10, 1998 between Registrant and
                  Vistra Growth Partners, Inc.*

6(f)              Agreement for purchase  of Dow Guarantee Corp.*

6(g)              Agreement for purchase of Capital Funding of South Florida, Inc.*

6(h)              Consulting Agreement with Vistra Growth Partners, Inc.*

22                Subsidiaries*



The following Exhibits are filed herewith:


5.1               Opinion of Counsel**

10.1              Financial Advisory Agreement dated February 2, 2000 with Capitalink, L.C.*

10.3              Consulting Agreement dated January 1, 2000 with Brickell Equity Group, Inc.*

10.5              Investor Relation Services Agreement dated January 7, 2000 with Charterbridge Financial Group, Inc.*

10.6              Marketing Contract dated 7/10/00 with Wall Street Financial*

10.7              Legal Services Contract dated 6/27/00 with Gary Barcus, Esq.*

23                Consent of counsel is contained in Exhibit 5.1**

23.1              Independent Auditors Consent*

23.2              Independent Auditors Consent*

27                Financial Data Schedule*


 * previously filed
** 5.1 and 23 to be filed by amendment.

         Item 28.  UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes:

         4. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         5. That for the purpose of determining any liability under the Securities Act of 1935, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         6. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB- 2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Miami Lakes and State of Florida on October 2, 2000.


AMERICA'S SENIOR FINANCIAL SERVICES, INC.

By:  /s/ Nelson A. Locke
   -------------------------------
         Nelson A. Locke

President/principal executive officer/principal accounting officer

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


SIGNATURE                       TITLE                                                  DATE
---------                       -----                                                  ----
Nelson A. Locke                 President and Director, Principal Executive            October 2, 2000
                                Officer/Principal Accounting Officer
Cheryl D. Locke                 Director                                               October 2, 2000
Thomas G. Sherman               Director                                               October 2, 2000
Michael J. Shelley              Director                                               October 2, 2000
Charles M. Kluck                Director                                               October 2, 2000